Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

PNC BANK, NATIONAL ASSOCIATION,

as Agent,

PNC BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger,

PNC BANK, NATIONAL ASSOCIATION,

as Sole Book Runner,

THE LENDERS THAT ARE PARTIES HERETO,

as the Lenders,

PIONEER ENERGY SERVICES CORP.

as Parent and as a Borrower, and

PIONEER DRILLING SERVICES, LTD.,

PIONEER GLOBAL HOLDINGS, INC.,

PIONEER PRODUCTION SERVICES, INC.,

PIONEER WIRELINE SERVICES HOLDINGS, INC.,

PIONEER WIRELINE SERVICES, LLC,

PIONEER WELL SERVICES, LLC,

PIONEER FISHING & RENTAL SERVICES, LLC and

PIONEER COILED TUBING SERVICES, LLC

as Borrowers

Dated as of May 29, 2020

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit G	Form of Intercompany Note
Exhibit J-1	Form of Joinder
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C	Commitments
Schedule D	Designated Account
Schedule E	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1(c)	Existing Intercompany Notes
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Indebtedness
Schedule 4.25	Location of Inventory
Schedule 4.28	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business
Schedule 6.10	Transactions with Affiliates

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of May 29, 2020 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC)”, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), PIONEER ENERGY SERVICES CORP., a Texas corporation (“Parent”), the Subsidiaries of Parent identified on the signature pages hereof as “Borrowers”, and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (together with Parent, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”).

WHEREAS, On March 3, 2020 the Borrowers and certain of their Affiliates (the”Debtors”) filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, which petition is identified as Bankruptcy Case No. 20-31425 (jointly administered) (collectively, the “Case”) before the United States Bankruptcy Court for the Southern District of Texas, Houston Division (together any other court having jurisdiction over the Case, the “Bankruptcy Court”);

WHEREAS, on May 11, 2020, the Bankruptcy Court entered that certain Findings Of Fact, Conclusions Of Law, And Order Approving the Debtors’ Disclosure Statement and Confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization (the “Confirmation Order”), confirming the joint plan of reorganization for the Debtors (together with all exhibits, schedules, annexes, supplements and other attachments thereto, and, as amended, waived, modified or supplemented from time to time, the “Plan of Reorganization”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Plan of Reorganization, the Borrowers have requested that the Lenders extend credit in the form of Loans and Letters of Credit as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:

“2014 Notes” means the Senior Unsecured Notes issued by the Borrower pursuant to the Indenture dated as of March 18, 2014 (and any supplements thereto) in the aggregate original principal amount of $300,000,000 (together with notes of such series issued in substitution or exchange therefor; provided that the aggregate principal amount thereof is not increased).

“ABL Priority Collateral” has the meaning ascribed thereto in the Intercreditor Agreement.

“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Agent (a) from an appraisal company reasonably satisfactory to Agent (it being acknowledged and agreed that Hilco Appraisal Services is satisfactory to Agent) and (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent.

“Acceptable Security Interest” means a security interest which (a) exists in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, (b) secures the Obligations, (c) is enforceable against the Loan Party which created such security interest and (d) upon the filing of appropriate financing statements and/or the completion of other actions as required under the UCC and any other applicable law, is perfected.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquisition” means the purchase by the Parent or any Subsidiary of (a) all or substantially all of the assets of (or any division, business unit or business line of) any other Person, (b) all of the Equity Interests of any other Person (including any such purchase accomplished by means of a merger or consolidation).

“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Additional Notes Collateral Debt” means Indebtedness in an aggregate principal amount outstanding at any time not to exceed $10,000,000, so long as such Indebtedness is (i) issued on terms substantially similar (but no less favorable to the Borrowers) to the Indebtedness issued under the Senior Secured Notes Documents (it being understood that such Indebtedness may be in the form of loans or notes) and (ii) subject to the terms and conditions of the Intercreditor Agreement.

“Additional Notes Collateral Debt Documents” means the loan or notes documents in form and substance substantially similar (but no less favorable to the Borrowers) to the Senior Secured Notes Documents executed at any time in connection with the Additional Notes Collateral Debt, as each document may be amended, restated, supplemented or otherwise modified from time to time.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.15(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Alternate Source” has the meaning specified in the definition of Overnight Bank Funding Rate.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed calendar quarter; provided, that for the first two fiscal quarters ending following the Closing Date, the Applicable Margin shall only be set at “Level II” or “Level III”:

Level	Average Excess Availability	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
I	> equal to 66.7% of the Commitments	0.75%	1.75%
II	< 66.67% and > 33.33% of the Commitments	1.00%	2.00%
III	< 33.33% of the Commitments	1.25%	2.25%

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP in all material respects, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than PNC or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person (a) on or prior to the Closing Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date, or (b) on or prior to the date that is 10 days after the provision of such Bank Product to a Loan Party or its Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to this Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in its Permitted Discretion in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” has the meaning specified therefor in the preamble to this Agreement.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the PNC Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrowers (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the LIBOR Rate for U.S. dollar denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the LIBOR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the LIBOR Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by a Governmental Authority having jurisdiction over Agent, the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over Agent announcing that the LIBOR Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Owner” means, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefit Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of any Loan Party or Subsidiary thereof or any ERISA Affiliate and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRC.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) the sum of (i) 90% of the amount of Eligible Billed Accounts then qualifying as Investment Grade Accounts, plus (ii) 85% of the amount of Eligible Billed Accounts which are non-Investment Grade Accounts, plus (iii) 85% of Eligible Unbilled Accounts (provided, such amount shall not exceed $10,000,000 at any time); less (iv) the amount, if any, of the Dilution Reserve, plus

(b) the lesser of (A) the product of 70% multiplied by the value (calculated at the book value on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the book value on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time (provided, in each case, such amount shall not exceed $3,750,000 at any time), minus

(c) the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 to this Agreement.

“Borrowing Request” has the meaning specified therefor in Section 2.3 of this Agreement.

“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time and (b) expenditures made during such period to consummate one or more Permitted Acquisitions.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided that, any lease that was treated as an operating lease under GAAP at the time it was entered into and that later becomes a capital lease (or is treated for accounting purposes substantially similar to that of a capital lease) as a result of the change in GAAP that occurs during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Case” has the meaning specified therefor in the preamble to this Agreement.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (b) the Parent sells or otherwise Disposes of all or substantially all of the assets of the Loan Parties; provided that in no event shall the consummation of the transactions contemplated by the Transaction Agreement (including pursuant to the securities purchase agreement referred to therein) constitute a Change of Control and, provided, further, that no stockholders of the Parent on the Closing Date (after giving effect to the transactions contemplated by the Transaction Agreement) shall constitute a “group” for purposes of this definition solely by virtue of the voting agreements among, or commonality of interests of, such stockholders in bankruptcy proceedings with respect to the Parent immediately prior to the Closing Date.

“CIP Regulations” shall have the meaning set forth in Section 15.18 hereof.

“Closing Date” shall mean May 29, 2020.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Colombian Group” means, collectively, (i) Pioneer Latina Group SDAD, Ltda., a Panama corporation, (ii) Pioneer de Colombia SDAD, Ltda., a Panama corporation, (iii) Pioneer de Colombia SDAD, Ltd. (Colombia branch), (iv) Proveedora Internacional de Taladros S.A.S. and (v) Subsidiaries of the foregoing.

“Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Confirmation Order” has the meaning specified therefor in the preamble to this Agreement.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Convertible Notes” means the $129,771,000 in aggregate principal amount of the Parent’s 5.00% Convertible Senior Unsecured PIK Notes due 2025, as such amount may be increased by the issuance of additional PIK Notes, as defined in the Convertible Notes Indenture as in effect on the date of this Agreement and as such Convertible Notes Indenture may be amended, restated, supplemented, refinanced, extended or otherwise modified in accordance with Section 6.6(b)(iii).

“Convertible Notes Documents” means the Convertible Notes Indenture and the other documents executed at any time in connection with the Convertible Notes Indenture, as each document may be amended, restated, supplemented or otherwise modified from time to time.

“Convertible Notes Indenture” means the Indenture relating to the Convertible Notes dated as of May 29, 2020, between the Parent and Wilmington Trust, National Association, as trustee and conversion agent, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Convertible Notes Guaranty” means each guaranty by one or more of the Loan Parties of the Parent’s obligations in respect of the Convertible Notes.

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Covenant Satisfaction Event” shall mean the earliest date on which all of the following conditions precedent have been satisfied: (a) if the Covenant Trigger Event shall have occurred as a result of the occurrence of an Event of Default, such Event of Default shall have been waived in writing by Agent and all of the Required Lenders and (b) if the Covenant Trigger Event shall have occurred as a result of the Borrowers’ failure to maintain Excess Availability equal to or greater than the greater of (x) 15% of the Maximum Revolver Amount and (y) $9,375,000, Excess Availability is equal to or greater than the greater of (x) 15% of the Maximum Revolver Amount or (y) $9,375,000 for 45 consecutive days.

“Covenant Testing Period” means a period commencing on the last day of the fiscal month of Parent most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver to Agent monthly, quarterly or annual financial statements pursuant to Schedule 5.1 to this Agreement and ending on the occurrence of a Covenant Satisfaction Event.

“Covenant Trigger Event” means the occurrence of either of the following: (A) the occurrence and continuance of any Event of Default, or (B) Excess Availability at any time is less than the greater of (x) 15% of the Maximum Revolver Amount or (y) $9,375,000.

“Covered Entity” means (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debtors” has the meaning specified therefor in the preamble to this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding

(each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D to this Agreement (or such other Deposit Account of Administrative Borrower located at the Designated Account Bank that has been designated as such, in writing, by the Administrative Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by the Administrative Borrower to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Disqualified Institution” means, on any date, any Person designated by Administrative Borrower as a “Disqualified Institution” by written notice delivered to Agent prior to the date hereof; provided, that “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income Tax purposes, if it holds no assets (excluding de minimis assets) other than the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs, FSHCs or other Disregarded Domestic Persons.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Early Opt-in Event” means a determination by Agent that U.S. dollar denominated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.

“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, without duplication, for the Parent and its consolidated Subsidiaries, for any period, the amount equal to: (a) the Parent’s consolidated Net Income for such period plus (b) to the extent deducted in determining the Parent’s consolidated Net Income, (i) Interest Expense, (ii) federal, state, local and foreign income Taxes (whether or not deferred), (iii) depreciation, (iv) amortization, (v) all other non-cash charges (including for the avoidance of doubt non-cash losses from a sale, exchange, retirement or other disposition of a rig), (vi) cash transaction expenses incurred in connection with, to the extent permitted hereunder, any Investment, Acquisition or Disposition in an aggregate amount not to exceed 10% of EBITDA prior to giving effect to such cash transaction expenses, in each case, for such period, (vii) any non-recurring, non-cash charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (viii) unrealized losses resulting from mark to market accounting for hedging activities, including, without limitation those resulting from the application of FASB Accounting Standards Codification 815 (“FASB ASC 815”), (ix) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP, (x) other extraordinary or non-recurring expenses and restructuring charges of the Parent and its consolidated Subsidiaries reducing such Net Income which do not represent a cash item in such period, (xi) non-cash expenses associated with discontinuation of foreign operations, (xii) impairment and other non-cash items (other than write-downs of current assets) of the Parent and its consolidated Subsidiaries for such period (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), and (xiii) other extraordinary or non-recurring professional costs and expenses of the Parent and its consolidated Subsidiaries incurred prior to the Closing Date and within 90 days thereafter reducing such Net Income related to the Case in an aggregate amount not to exceed $40,000,000 in such period, minus (c) to the extent included in determining Parent’s consolidated Net Income, non-cash gains from a sale, exchange, retirement or other disposition of Property. In addition, notwithstanding the foregoing, the amount of positive EBITDA attributable to Foreign Subsidiaries, Immaterial Subsidiaries and any other Subsidiaries that are not Loan Parties during any calculation period, to the extent such amount exceeds 10% of EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis for such calculation period, shall be disregarded for purposes of calculating the Fixed Charge Coverage Ratio.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap Obligation if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the effective date of this Agreement and/or such other Loan Documents to which such Loan Party is a party).

“Eligible Accounts” means Eligible Billed Accounts and Eligible Unbilled Accounts.

“Eligible Billed Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Billed Accounts shall be calculated net of customer deposits, unapplied cash, Taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Billed Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or 60 days of due date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d) Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to (x) Account Debtors with a rating of Baa3 or higher from Moody’s or a rating of BBB- or higher from S&P whose Eligible Accounts owing to Borrowers exceed 40% or (y) any other Account Debtor whose Eligible Accounts owing to Borrowers exceed 25% (each such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such applicable percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the applicable foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limits.

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person,

(o) Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or (ii) that represent credit card sales, or

(p) Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Eligible Inventory” means Inventory of a Borrower, that consists of first quality finished goods held for use or sale in the ordinary course of Borrowers’ business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at one of the locations in the continental United States set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time with the prior written consent of Agent) (or in-transit from one such location to another such location),

(d) it is stored at locations holding less than $100,000 of the aggregate value of such Borrower’s Inventory,

(e) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.25 to this Agreement to another location set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time with the prior written consent of Agent)),

(f) it is located on real property leased by a Borrower or in a contract warehouse or with a bailee, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location,

(g) it is the subject of a bill of lading or other document of title,

(h) it is not subject to a valid and perfected first priority Agent’s Lien,

(i) it consists of goods returned or rejected by a Borrower’s customers,

(j) it consists of goods that are obsolete, slow moving, spoiled or are otherwise past the stated expiration, “sell-by” or “use by” date applicable thereto, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(k) it is subject to third party intellectual property, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(l) it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Eligible Unbilled Accounts” means Accounts of a Borrower arising from the shipment of goods or provision of services to the applicable Account Debtor that qualify as Eligible Billed Accounts except that such Accounts have not yet been billed to the applicable Account Debtor, so long as such Accounts (i) relate to a shipment of goods or provision of services that has been completed in full as of the date of a Borrowing Base Certificate on which such Accounts are first reported (the “EUA First Report Date”), and (ii) shall be billed within 30 days of the EUA First Report Date; provided that an Account shall cease to be an Eligible Unbilled Account upon the date such Account is billed to the applicable Account Debtor. In determining the amount to be included, Eligible Unbilled Accounts shall be calculated as of the last day of the month or week, as applicable, reported on such Borrowing Base Certificate, and net of customer deposits and unapplied cash.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which provides benefits to any employees of a Loan Party or Subsidiary thereof or to which a Loan Party or Subsidiary thereof has an obligation to make contributions, including as the result of being an ERISA Affiliate.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

“EUA First Report Date” has the meaning specified in the definition of Eligible Unbilled Accounts.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Excepted Certificated Equipment” means (a) each Certificated Equipment owned by a Loan Party (that is not subject to a Permitted Lien securing purchase money Indebtedness or Capital Leases which are permitted hereunder) with an individual net book value of less than $50,000 but not to exceed $10,000,000 in the aggregate, and (b) all Certificated Equipment to the extent such Equipment is subject to a Permitted Lien securing purchase money Indebtedness or Capital Leases which are permitted hereunder.

“Excepted Liens” means Liens described in clauses (b), (c), (e), (g), (h), (j), (k), (m), (o), (q), (y), (z) of the definition of Permitted Liens.

“Excepted Real Property” means each parcel of Real Property owned by a Loan Party as of the Closing Date that has an individual net book value of less than $5,000,000 but not to exceed $18,000,000 in the aggregate when taken together with all other Real Property constituting “Excepted Real Property.”

“Excess Availability” means, as of any date of determination, the amount equal to Availability.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Disregarded Domestic Persons, (c) any FSHC and (d) any Foreign Subsidiary of a Loan Party; provided, that notwithstanding the foregoing clauses (a) through (d), any Person that guarantees all or any portion of the obligations under the Senior Secured Notes or the Convertible Notes (or any refinancings thereof permitted hereunder) shall not be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.17), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any Tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits Taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) United States federal withholding Taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender (a) becomes a party to this Agreement (other than pursuant to an assignment request by the Loan Party) or (b) designates a new lending office (other than a designation made at the request of a Loan Party), provided, that, Excluded Taxes shall not include any amount of such Taxes that were payable to such Foreign Lender’s assignor immediately before such Foreign Lender became a party to this Agreement or to such Foreign Lender immediately before it designated its new lending office, provided, further, that additional United States federal withholding Taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a subsequent Change in Law shall not be Excluded Taxes, and (iv) any United States federal withholding Taxes imposed under FATCA.

“Existing DIP Credit Agreement” means that certain Debtor-in-Possession Credit Agreement, dated as of March 3, 2020, by and among the Borrowers, the lenders party thereto and PNC, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Letters of Credit” means those letters of credit described on Schedule E to this Agreement.

“Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of November 8, 2017, among Parent, as borrower thereunder, the other borrowers party thereto, Wilmington Trust, National Association, as administrative agent and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain fee letter, dated as of February 28, 2020, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income Taxes required to be paid during such period and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period. For the purposes of determining Fixed Charges under this Agreement, Fixed Charges for the fiscal quarter ended March 31, 2020 shall be deemed to be $2,342,416, Fixed Charges for the fiscal quarter ended December 31, 2019 shall be deemed to be $2,146,092, Fixed Charges for the fiscal quarter ended September 30, 2019 shall be deemed to be $2,060,732, and Fixed Charges for the fiscal quarter ended June 30, 2019 shall be deemed to be $1,822,514.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

“Flood Insurance Regulations” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and (f) any regulations promulgated thereunder.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Agent.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“FSHC” means a Domestic Subsidiary that holds no assets (excluding de minimis assets)other than Equity Interests in, or Equity Interests in and indebtedness of, one or more direct or indirect Foreign Subsidiaries that are CFCs, Disregarded Domestic Persons or other FSHCs.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Global Holdings” means Pioneer Global Holdings, Inc., a Delaware corporation.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Indebtedness or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code and any other hedge, call, swap, collar, floor, cap, option, forward sale or purchase contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price).

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Hedging Arrangement” means a Hedge Agreement which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Immaterial Subsidiary” means each Subsidiary of a Borrower that is not a Material Subsidiary.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Hedging Arrangement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than one hundred twenty (120) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) Capital Leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, excluding obligations arising in connection with employee benefit plans with respect to fractional shares, or which are payable solely in Equity Interests; (h) all Guarantees of such Person in respect of any of the foregoing; and (i) all liabilities of such Person payable in cash in respect of unfunded vested benefits under any Benefit Plan.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Arrangement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Note” means any promissory note among the applicable Loan Parties and/or Subsidiaries that (i) is substantially in the form of Exhibit G hereto (except to the extent described on Schedule 1.1(c)) and (ii) is collaterally assigned to Agent for its benefit and the benefit of the Lenders and Bank Product Providers to the extent required by the Guaranty and Security Agreement (subject to the terms and conditions of the Intercreditor Agreement).

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and between Agent and Senior Secured Notes Collateral Agent (or any successor or assignee thereto), and acknowledged by Parent and Borrowers.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount, including based on the results of appraisals.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest of another Person, (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person, or (c) any loan, advance or capital contribution to,

Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person; provided that any loan, advance or capital contribution by any Loan Party or Subsidiary to any member of the Colombian Group in an amount not to exceed the customary fees necessary for the nationalization of drilling rig numbers 21, 51 and 55 shall not constitute an “Investment”; provided such loans, advances or capital contributions shall not exceed $10,000,000 in the aggregate. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Accounts” means any Eligible Billed Accounts with respect to which the applicable Account Debtor maintains a rating equal to or higher than (a) Baa3 (or the equivalent) by Moody’s, (b) BBB- (or the equivalent) by S&P, or (c) an equivalent rating by any other rating agency approved by Agent in its Permitted Discretion.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means PNC or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months’ rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including Taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, and, to the extent a Mortgage is required to be delivered under this Agreement, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of this Agreement, (h) Agent’s and Lenders’ reasonable, documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (j) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, and (k) without duplication, reasonable and documented costs and expenses incurred in connection with the Case, including without limitation, reasonable and documented costs and expenses incurred in connection with (i) the review of pleadings and other filings made with the Bankruptcy Court, (ii) attendance at all hearings in respect of the Case, and (iii) defending and prosecuting any actions or proceedings arising out of or relating to the Obligations, the Liens securing the Obligations or any transactions related to arising in connection with this Agreement or the other Loan Documents.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $30,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“LIBOR Alternate Source” has the meaning specified in the definition of LIBOR Rate.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 2.14, a comparable replacement rate determined in accordance with Section 2.14), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquid Investments” means (i) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (ii) commercial paper issued by (A) any Lender or any Affiliate of any Lender or (B) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (iii) certificates of deposit, time deposits, and bankers’ acceptances issued by (A) any of the Lenders or (B) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (iv) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (iii) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (v) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (i) through (iv) and (vi) short term investments by Foreign Subsidiaries made with the goal of preservation of capital, which investments are customary for short term cash management for similarly situated business enterprises in the jurisdiction in which any such Foreign Subsidiary is conducting business. All the Liquid Investments described in clauses (i) through (iv) above shall have maturities of not more than 365 days from the date of issue.

“Loan” means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, condition (financial or otherwise) or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, other than as a result of the commencement, the continuation, or events leading up to the commencement of the Case, (b) a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents; (c) on the ability of the Loan Parties, collectively, to perform their obligations under this Agreement or any other Loan Document, or (d) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party that is deemed to be a material contract or material definitive agreement under the Securities Act of 1933 or the Exchange Act or other federal securities laws, including, without limitation, the types of contracts specified in item 601(b)(10)(ii) of Regulation S-K (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (b) each contract or agreement with customers of such Person for which aggregate annual consideration paid in respect thereof equals or exceeds $15,000,000, and (c) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” means (a) each Borrower, and (b) each Domestic Subsidiary (other than a Disregarded Domestic Person) of a Loan Party that (i) owns at least 2.50% of the consolidated total assets of the Loan Parties and their Subsidiaries, (ii) generates at least 2.50% of the consolidated revenues of the Loan Parties and their Subsidiaries, (iii) is the owner of Equity Interests of any Subsidiary of a Loan Party that otherwise constitutes a Material Subsidiary, or (iv) any group comprising Subsidiaries of a Loan Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Subsidiaries.

“Maturity Date” means the earliest of (i) 90 days prior to maturity of the Senior Secured Notes (as amended, financed, or replaced), (ii) 90 days prior to the maturity of the Convertible Notes (as amended, financed, or replaced), and (iii) May 29, 2025.

“Maximum Revolver Amount” means $75,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, at Agent’s request, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or Subsidiary thereof is making or is required to make contributions, including as the result of being an ERISA Affiliate.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after Taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including, for the avoidance of doubt, any extraordinary items that constitute (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets, (b) the net income of any Person (other than a Subsidiary) in which any other Person (other than the Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Parent or any of its Subsidiaries by such Person during such period, and (c) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent Acceptable Appraisal.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any reasonable and documented fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day;

provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Parent” has the meaning specified therefor in the preamble to this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Payment Conditions” means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a) no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b) either

(i) Excess Availability after giving effect to such proposed payment and Specified Transaction, in each case, is not less than 25% of the Maximum Revolver Amount, or

(ii) both (A) the Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is equal to or greater than 1.00:1.00 for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis as if such proposed payment or investment is a Fixed Charge (regardless of whether such proposed payment or investment is otherwise not a Fixed Charge for the purposes of calculating the Fixed Charge Coverage Ratio) made on the last day of such 12 month period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such 12 month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction)), and (B) Excess Availability after giving effect to such proposed payment and Specified Transaction, in each case, is not less than 20% of the Maximum Revolver Amount, and

(c) Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a) the Payment Conditions are satisfied,

(b) such Acquisition is substantially related to the business of the Parent and its Subsidiaries individually or in the aggregate and is not hostile,

(c) such Acquisition is either (i) not of a Foreign Subsidiary or (ii) made by Global Holdings or one of its Subsidiaries;

(d) any Persons acquired pursuant to such Acquisition shall have positive EBITDA, calculated in accordance with GAAP immediately prior to such Acquisition;

(e) the Loan Parties shall have delivered to Agent unaudited financial statements of the acquired entity for the two (2) most recent fiscal years then ended, if available, in form and substance reasonably acceptable to Agent;

(f) no assets acquired in any such Acquisition shall be included in the Borrowing Base until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; and

(g) within the time periods prescribed therein, the Loan Parties shall comply with Sections 5.11 and 5.12 of this Agreement with respect to any assets or Persons acquired pursuant to such Acquisition.

For the purposes of calculating Excess Availability, as applicable, under this definition, any assets being acquired in the proposed Acquisition shall be included in the Borrowing Base on the date of closing of such Acquisition so long as Agent has received an audit or appraisal of such assets and so long as such assets satisfy the applicable eligibility criteria.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) credit judgment in accordance with customary business practices of Agent for asset-based lending transactions.

“Permitted Dispositions” means:

(a) Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of Property no longer useful or used by any Loan Party and their respective Subsidiaries in the conduct of their business, provided that none of the foregoing Dispositions are of Property that constitutes Eligible Inventory,

(b) Dispositions of Inventory to buyers in the ordinary course of business,

(c) Dispositions of money (in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents) or Liquid Investments,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) Dispositions of accounts receivable (other than Eligible Accounts) in connection with the compromise or collection thereof in the ordinary course of business,

(g) any involuntary loss, damage or destruction of property,

(h) transfers of property subject to any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of any Borrower or any of its respective Subsidiaries,

(i) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(j) leases, subleases, licenses or sublicenses of Property (other than to Global Holdings and its Subsidiaries except with respect to existing leases of drilling rigs numbered 21, 51 and 55)) in the ordinary course of business and which do not materially interfere with the business of the Borrowers and their Subsidiaries,

(k) the sale or transfer to a Person of any Property having a fair market value less than $5,000,000 (in the aggregate for all such Property sold), where the Parent or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Parent or such Subsidiary shall use for substantially the same purpose as the Property sold or transferred,

(l) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(m) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(n) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(o) the making of Permitted Investments,

(p) Dispositions of assets (i) by any Subsidiary to any Borrower or to another Subsidiary (other than Global Holdings or any Subsidiary thereof) and (ii) by any Subsidiary of Global Holdings to another Subsidiary of Global Holdings; provided that, in the case of clause (i) or (ii), if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party,

(q) Dispositions of Equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are reasonably promptly applied, or contractually obligated to be applied (in the case of Equipment for which substantial delivery lead times apply), to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral,

(r) Dispositions of Equipment consisting of parts, supplies and spares by any Borrower and its respective Subsidiaries to Global Holdings or Foreign Subsidiaries of Global Holdings in the ordinary course of business; provided that (i) the aggregate book value of all such Equipment disposed of pursuant to this clause (r), together with aggregate book value of all Equipment invested pursuant to clause (t)(ii) of the definition of Permitted Investments during the period commencing on the Closing Date, shall not exceed $10,000,000 and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such disposition or shall result therefrom,

(s) Dispositions of drilling rigs numbered 21, 51, 52, 53, 55, 301, 302 and 303, each located in Colombia, to a third party (or to Global Holdings on an interim basis in order to facilitate such a disposition), or of the Subsidiary owning such rigs; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the consideration received by the applicable Borrower or its Subsidiaries in connection with such Disposition is (A) equal to or greater than the fair market value of the drilling rigs (or Subsidiary) being disposed of and (B) comprised of at least 90% (or such lower percentage as the Required Lenders may approve) cash or Liquid Investments and (iii) in the case of a Disposition of a Subsidiary, such Subsidiary owns no assets or property other than such drilling rigs, related assets and equipment useful for the operation thereof and associated working capital;

(t) sales or other Dispositions of assets not otherwise permitted in clauses (a) through (s) above (other than sales or other dispositions of ABL Priority Collateral), so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom and (ii) the consideration received by such Borrower or its Subsidiaries in connection with such Disposition is (A) equal to or greater than the fair market value of the Property being disposed of and (B) comprised of at least 90% cash or Liquid Investments.

“Permitted Indebtedness” means:

(a) Indebtedness in respect of the Obligations,

(b) Indebtedness of any Loan Party owing to Wells Fargo Bank, N.A. under any reimbursement agreement in respect of the Existing Letters of Credit, so long as the aggregate amount of all such Indebtedness does not exceed $7,004,000 in the aggregate,

(c) [intentionally omitted],

(d) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees in the ordinary course of business with respect to bid, performance, stay, customs, appeal and surety bonds; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness incurred by any Borrower or its respective Subsidiaries in connection with a Permitted Acquisition consisting of agreements providing for indemnification, the adjustment of the purchase price or similar adjustments (but not earnouts),

(g) [intentionally omitted],

(h) [intentionally omitted],

(i) Indebtedness incurred in the ordinary course of business (i) under bid, performance, stay, customs, appeal and surety bonds and (ii) with respect to workers’ compensation or other like employee benefit claims and, in each case, obligations in respect of letters of credit related thereto,

(j) unfunded Benefit Plan obligations or liabilities to the extent they are permitted to remain unfunded under applicable law,

(k) Indebtedness incurred in the ordinary course of business to finance the payment of premiums for a 12 month period for insurance; provided that the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $5,000,000,

(l) the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of reducing or eliminating or otherwise protecting against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices, in each case, associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(m) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,

(n) unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(o) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(p) Indebtedness composing Permitted Investments,

(q) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(r) unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,

(s) Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding for all Foreign Subsidiaries of each Loan Party; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(t) intercompany Indebtedness incurred in the ordinary course of business subordinated to the Obligations on terms set forth in the Intercompany Subordination Agreement, evidenced by an Intercompany Note, and owed (i) by any Loan Party (other than Global Holdings and its Subsidiaries) to the Parent; (ii) by the Parent to any other Loan Party (other than Global Holdings and its Subsidiaries); (iii) by any Loan Party (other than Global Holdings and its Subsidiaries) to another Loan Party; and (iv) by Global Holdings or any of its Subsidiaries to the Parent or any of its other Subsidiaries to the extent such Indebtedness is an Investment permitted under clause (f), (t) or (u) of the definition of Permitted Investment,

(u) Guarantees (i) of any Loan Party in respect of Indebtedness of any Loan Party (other than Global Holdings and its Subsidiaries, except to the extent that the Indebtedness incurred by Global Holdings and its Subsidiaries, were it guaranteed, would not exceed the amount of an Investment therein permitted under Section 6.3) otherwise permitted hereunder and (ii) of the Parent or any Subsidiary in respect of Indebtedness of Global Holdings or any of its Subsidiaries otherwise permitted hereby to the extent such Guarantees constitute Investments permitted under clause (f) or (t) of the definition of Permitted Investment,

(v) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(w) Indebtedness under the Senior Secured Notes Documents as in effect on the date hereof, or as amended, restated, supplemented or otherwise modified in accordance with Section 6.6(b)(iii) of this Agreement, and any Refinancing Indebtedness in respect thereof made in accordance with Section 6.6(b)(iii) of this Agreement and the Intercreditor Agreement, so long as, in each case, such Indebtedness is subject to the terms and conditions of the Intercreditor Agreement,

(x) Additional Notes Collateral Debt,

(y) Indebtedness (other than for borrowed money) subject to Excepted Liens and Liens described in clause (v) of the definition of Permitted Liens,

(z) unsecured Indebtedness evidenced by the Convertible Notes and the Convertible Notes Guaranties (including unsecured Refinancing Indebtedness thereof); provided that, in the event of any such extension, refinancing, refunding, replacement or renewal, then (i) the scheduled maturity date of such Indebtedness shall not be earlier than 180 days after the Maturity Date, (ii) such Indebtedness shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any principal payment in respect thereof, other than at scheduled maturity thereof and mandatory prepayments or mandatory redemptions or puts triggered upon change in control, sale of all or substantially all assets and certain asset sales, in each case which are customary with respect to such type of Indebtedness (and provided, for the avoidance of doubt, that payments of regularly scheduled interest shall be permitted with respect to such Indebtedness so long as no Event of Default has occurred and is then continuing), (iii) the agreements and instruments governing such Indebtedness shall not contain (A)(1) any financial maintenance covenants that are more restrictive than those in the Loan Documents, or (2) any other affirmative or negative covenants, defaults or events of default that are, taken as a whole, materially more restrictive than those, taken as a whole, set forth in the Loan Documents; provided that the inclusion of any covenant that is customary with respect to such type of Indebtedness and that is not found in the Loan Documents shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restriction on the ability of Parent or any of its Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, or (C)(1) any restrictions on the ability of any Subsidiary of the Parent to guarantee the Obligations (as such Obligations may be extended, renewed, rearranged, increased, amended, supplemented or otherwise modified from time to time), provided that a requirement that any such Subsidiary also guarantee such Indebtedness shall not be deemed to be a violation of this clause (C), (2) any restrictions on the ability of any Subsidiary or the Parent to pledge assets as collateral security for the Obligations (as such Obligations may be extended, renewed, rearranged, increased, amended, supplemented or otherwise modified from time to time), or (3) any restrictions on the ability of any Subsidiary or the Parent to incur Indebtedness under this Agreement or any other Loan Document; provided that, any restriction as to the entry into any such guaranty or pledge of assets or incurrence of such Indebtedness under this Agreement that is not materially more restrictive than those set forth in the agreements and instruments governing the Convertible Notes as in effect on the Closing Date shall not be deemed to be a restriction for purposes of this clause (C), (iv) any such Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, refinanced, refunded, replaced or renewed, plus all accrued interest thereon, the amount of any premiums required to be paid thereon and all fees and expenses associated therewith or with the extension, refinancing, refunding, replacement or renewal, and (v) if such extension, refinancing, refunding, replacement or renewal of Indebtedness occurs on or before May 29, 2025, the cash interest rate on the Convertible Notes shall not increase by more than 3.00% per annum above the cash interest rate in effect on the date hereof (in each case, excluding, without limitation, (x) fluctuations in underlying rate indices, (y) the imposition of a default rate of up to 2.00% per annum, and (z) increases in the cash interest rate to the extent not payable in cash), and

(aa) other Indebtedness in an aggregate principal amount outstanding (together with the principal amount of Indebtedness outstanding pursuant to clauses (k), (l) and (s) of this definition) at any time not to exceed $10,000,000.

“Permitted Intercompany Advances” means loans made in accordance with and pursuant to clauses (t) and (u) of the definition of Permitted Indebtedness.

“Permitted Investments” means:

(a) Investments in the form of trade credit to customers of the Borrowers and their Subsidiaries arising in the ordinary course of business and represented by accounts from such customers,

(b) Investments in cash and Liquid Investments,

(c) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(d) advances made in connection with purchases of goods or services in the ordinary course of business,

(e) Investments received in settlement of amounts due (or other disputes) to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(f) Investments existing on the Closing Date (i) by any Borrower in any Subsidiary, (ii) by any Subsidiary in any Borrower or any other Subsidiary and (iii) set forth on Schedule P-1 to this Agreement,

(g) guarantees permitted under the definition of Permitted Indebtedness,

(h) [intentionally omitted],

(i) Investments consisting of (A) Indebtedness otherwise permitted pursuant to the applicable provisions of Section 6.1 (other than clause (aa) of the definition of Permitted Indebtedness), and (B) corporate actions otherwise permitted pursuant to Section 6.3;

(j) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(k) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(l) (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $500,000 at any one time,

(m) Creation of any Subsidiary or any Permitted Acquisitions, provided that each such Subsidiary shall comply with the requirements of Section 5.11; provided further that no Borrower nor any Subsidiary (other than Global Holdings and its Subsidiaries) may create any Foreign Subsidiary,

(n) Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than Global Holdings and other than capital contributions to or the acquisition of Equity Interests of Parent),

(o) ordinary course of business Investments in a Guarantor or a Borrower (other than Global Holdings and its Subsidiaries); provided that, to the extent such Investments consist of intercompany loans or advances, such Investments are subordinated to the Obligations on terms reasonably acceptable to the Required Lenders and are evidenced by an Intercompany Note;

(p) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (l) of the definition of Permitted Indebtedness,

(q) equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(r) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(s) Investments consisting of non-cash consideration (including, without limitation, promissory notes) received in connection with Permitted Dispositions, and

(t) (i) Investments by a Subsidiary of Global Holdings in another Subsidiary of Global Holdings; (ii) Investments of Equipment consisting of parts, supplies and spares into Global Holdings or Foreign Subsidiaries of Global Holdings; provided that (A) the aggregate value of all such Equipment invested pursuant to this clause (ii), together with the aggregate value of all Equipment disposed of pursuant to clause (r) of the definition of Permitted Disposition, shall not exceed $10,000,000 (excluding Investments described in clause (w) of the definition of Permitted Investments) and (B) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or shall result therefrom; and (iii) cash Investments in the Colombian Group in an aggregate amount over the period commencing on the Closing Date not to exceed the sum of (x) $25,000,000 plus (y) in each case, an amount equal to the aggregate amount distributed or otherwise paid on or after the Closing Date to the Loan Parties (other than Global Holdings and its Subsidiaries) by Global Holdings or one or more Foreign Subsidiaries comprising the Colombian Group, including, but not limited to, lease payments with respect to the lease of any drilling rig leased by one or more of the Foreign Subsidiaries comprising the Colombian Group from the Loan Parties (other than Global Holdings and its Subsidiaries); provided that (A) in no event shall the aggregate amount of Investments outstanding under this clause (iii) exceed $25,000,000 (excluding Investments made pursuant to clause (r) of the definition of Permitted Dispositions) at any time, (B) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or shall result therefrom and (C) to the extent practicable, such Investment shall be made as a loan or advance evidenced by an Intercompany Note,

(u) Investments by any Borrower or any Subsidiary in Global Holdings and its Subsidiaries to satisfy employment obligations to foreign expatriate employees in an aggregate amount not to exceed $200,000 at any time outstanding which are subsequently reimbursed by Global Holdings and its Subsidiaries within sixty (60) days of such Investment,

(v) [intentionally omitted],

(w) Investments by any Loan Party of the drilling rigs described in clause (s) of the definition of Permitted Disposition into Global Holdings or any Foreign Subsidiary comprising the Colombian Group in order to facilitate Dispositions of such rigs (or Foreign Subsidiary) to a third party in accordance with clause (s) of the definition of Permitted Disposition, and

(x) other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied.

“Permitted Liens” means:

(a)	Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)

Liens for Taxes (including, without limitation, Property Taxes), assessments, or other governmental charges (i) which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in compliance with GAAP and (ii) with respect to which the failure to make payment could not reasonably be expected to result in a Material Adverse Effect, other than in any case any such Liens that have priority over Agent’s Liens,

(c)

judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(d)

Liens set forth on Schedule P-2 to this Agreement and any modifications, replacements, renewals or extensions thereof; provided that (i) such Liens shall not be modified or amended to secure more than the amount of the obligations which they secure on the Closing Date and (ii) such Liens do not extend to any additional Property other than after acquired Property and proceeds and products thereof,

(e)

any interest or title of a lessor or sublessor under any operating lease entered into by any Borrower or its respective Subsidiaries; provided that (i) such lease is entered into, and any Liens arise, in the ordinary course of business, (ii) any Liens secure obligations which are not overdue for a period of more than thirty days or if more than thirty days overdue, are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established, (iii) any Liens secure only the obligations arising under such lease and not debt for borrowed money, and (iv) any Liens only encumber property that is subject to such lease (including Property located on the premises subject to the lease) and insurance proceeds thereof,

(f)	Liens solely on cash collateral (in an amount not to exceed 105% of such Permitted Indebtedness) to secure Indebtedness permitted by clause (b) of the definition of “Permitted Indebtedness”,

(g)

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehouseman’s, workmen’s, suppliers’, landlords’, maritime, operators’, vendors’ and repairmen’s liens, and other similar liens (including Liens of sellers of goods arising under Article 2 of the UCC or similar provisions of applicable law) arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, (i) are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established and (ii) with respect to which the failure to make payment does not materially adversely affect the value or the use by any Borrower or its respective Subsidiaries of the Property subject to such Liens,

(h)

Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations,

(i)

Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)

Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and cash deposits to secure letters of credit in respect of the foregoing,

(k)

encumbrances consisting of easements, zoning restrictions, or other restrictions on the use of Real Property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Borrower or its respective Subsidiaries to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use,

(l)	non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)

any interest or title of a licensor or sublicensor under any license entered into by any Borrower or its respective Subsidiaries; provided that (a) such license is entered into in the ordinary course of business, (ii) such interest or title of licensor or sublicensor does not interfere in any material respect in the business of such Borrower or such Subsidiaries, (iii) such interest or title, if in the form of a Lien, secures only the obligations arising under such license, and (iv) such interest or title only affects the property subject to such license or the proceeds thereof,

(n)

Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(o)

Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution,

(p)	[intentionally omitted],

(q)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(r)	Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(s)	[intentionally omitted],

(t)

Liens securing the Obligations (under and as defined in the Senior Secured Notes Indenture as in effect on the date hereof or as amended, restated, supplemented or otherwise modified in accordance with Section 6.6(b)(iii) of this Agreement), and any extensions, refinancings, refundings, replacements and renewals in respect thereof made in accordance with Section 6.6(b)(iii) of this Agreement and the Intercreditor Agreement, so long as, in each case, such Liens are subject to the terms and conditions of the Intercreditor Agreement,

(u)	Liens arising from precautionary UCC financing statements regarding operating leases entered into by any Borrower or any of their respective Subsidiaries in the ordinary course of business,

(v)

Liens (i)(A) on advances of cash or Liquid Investments in favor of the seller of any property to be acquired in connection with a Permitted Acquisition, which advances shall be applied against the purchase price for such Permitted Acquisition and (B) consisting of an agreement to dispose of any property in a Permitted Disposition and (ii) on cash earnest money deposits to secure performance made in connection with any letter of intent or purchase agreement not prohibited hereby,

(w)

Liens securing Indebtedness permitted by clause (x) the definition of “Permitted Indebtedness”, so long as, in each case, such Liens are subject to the terms and conditions of the Intercreditor Agreement on terms identical to the Liens with respect to the Indebtedness issued under the Senior Secured Notes Documents,

(x)

“protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales” or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, and precautionary UCC financing statement filings made in respect of consignments,

(y)	Liens arising out of any conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business,

(z)	customary set off and netting rights and related settlement procedures under any Hedging Agreement permitted hereunder, and

(aa)	other Liens (excluding Liens on ABL Priority Collateral) securing obligations, actual or contingent, in an aggregate principal amount not greater than $10,000,000.00.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes, or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan of Reorganization” has the meaning specified therefor in the preamble to this Agreement.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“PNC” has the meaning specified therefor in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PNC Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Projections” means (x) with respect to fiscal year ending December 31, 2020, the financial projections referenced in Section 3.1(i) and (y) with respect to any fiscal year thereafter, the Projections delivered pursuant to Schedule 5.1 to this Agreement for such fiscal year.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Liquid Investments acquired in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Liquid Investments of the Loan Parties and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is (i) maintained at PNC or (ii) subject to a Control Agreement in favor of PNC, in each case, is maintained by a branch office of the applicable bank or securities intermediary located within the United States.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means any Real Property hereafter acquired by any Loan Party to the extent any mortgage is granted to secure the Senior Secured Notes (or, if the Senior Secured Notes have been paid in full, to the extent the aggregate book value or aggregate fair market value of all Real Property acquired after the Closing Date exceeds $5,000,000, then any such after acquired Real Property).

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f) if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning set forth in Section 13.1(h) of this Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Relevant Governmental Authority” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.15(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA as to which the PBGC has not waived the requirements of Section 4043(a) of ERISA that is be notified of such event.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Reserves” means, as of any date of determination, Inventory Reserves, Receivable Reserves, Bank Product Reserves and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as Taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other Taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) on, or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with the ownership of, or any retirement, purchase, redemption, conversion, exchange, sinking fund or other acquisition of, any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person, (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person or (c) principal payments (in cash, Property or otherwise) on, or redemptions of, Senior Debt of such Person; provided that the term “Restricted Payment” shall not include (i) any dividend or distribution payable solely in Equity Interests of any Borrower or warrants, options or other rights to purchase such Equity Interests, (ii) settlement in connection with the cashless exercise of employee, officer or director stock options or similar benefit plans, (iii) payments for fractional shares in connection with settlement under employee benefit plans, (iv) principal payments on, or redemptions of, the Obligations and (v) principal payments on, or redemptions of, Senior Debt to the extent that such payment or redemption is required under the terms of the agreement or instrument creating, establishing or otherwise evidencing such Senior Debt. For the avoidance of doubt, issuances of Equity Interests or any options, warrants or rights to purchase or acquire such Equity Interests to an employee, director or officer of the Borrower and its Subsidiaries in the ordinary course of business pursuant to a stock plan shall not be considered a Restricted Payment.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, each Lender, each Issuing Bank, each bank that is party to any Hedge Agreement and each sub-agent appointed pursuant to Section 15.1 by the Administrative Agent.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Debt” means Indebtedness of the type described in clause (a) of the definition of “Indebtedness” contained herein that is not by its terms contractually subordinated.

“Senior Secured Notes” means the $78,125,000 in aggregate principal amount of the Parent’s Senior Secured Floating Rate Notes due 2025.

“Senior Secured Notes Collateral Agent” means Wilmington Trust, National Association as the collateral agent under the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and the other “Notes Documents” under and as defined in the Senior Secured Notes Indenture, as each document may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Notes Indenture” means the Indenture relating to the Senior Secured Notes dated as of May 29, 2020, among the Parent, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Sole Book Runners” has the meaning set forth in the preamble to this Agreement.

“Sole Lead Arrangers” has the meaning set forth in the preamble to this Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Transaction” means, any Investment, prepayment of Indebtedness or Restricted Payment (or declaration of any prepayment or Restricted Payment).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), “Supermajority Lenders” must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).

“Swing Lender” means PNC or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Group” means any member of the “affiliated group” (as determined under Section 1504 of the Code) of which the Borrower is a member.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Termination Event” means (i) a Reportable Event with respect to a Benefit Plan, (ii) the withdrawal of any Loan Party or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041(c) of ERISA, (iv) the institution of proceedings to terminate a Benefit Plan by the PBGC, or (v) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Transaction Agreement” means the transaction agreement dated as of, and filed in the United States Bankruptcy Court for the Southern District of Texas on, May 9, 2020, among the Consenting Term Lenders and the Participating Noteholders (each as defined therein) [Docket No. 316].

“Transaction Documents” shall mean the Loan Documents, the Senior Secured Notes Documents, the Convertible Notes Documents, the Plan of Reorganization and the Confirmation Order.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of Liens pursuant thereto, and the initial borrowing hereunder and the use of proceeds thereof; (b) the execution, delivery and performance of the Convertible Notes Documents and the issuance of the Convertible Notes and the use of proceeds thereof; (c) the execution, delivery and performance of the Senior Secured Notes Documents and the issuance of the Senior Secured Notes and the use of proceeds thereof; (d) the automatic repayment in full of, and the automatic termination of all obligations and commitments under, the Existing DIP Credit Agreement; (e) the repayment in full of, and the termination of all obligations and commitments under, the Existing Term Loan Credit Agreement; (f) the repayment in full of, and the termination of all obligations and commitments under, the 2014 Notes; (g) entry of the Confirmation Order; (h) the transactions contemplated by the Plan of Reorganization and (i) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Usage Amount” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the Write-Down and Conversion Powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements delivered to Agent for the fiscal year ending December 31, 2018; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes (if any) and schedules thereto. Whenever the term “Parent” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit. Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, including the construction of relevant accounting terms, changes to GAAP resulting from the currently proposed changes to FASB ASC Topic 606, Revenue from Contracts with Customers, shall, once adopted and in effect, be deemed to apply automatically to this Agreement without the requirement of any modification or amendment hereto.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations (i) for which a claim or demand for payment has been made on or prior to such time or (ii) in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), in each case such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5. Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight time, as in effect in East Brunswick, New Jersey on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7. LIBOR Notification.. Section 2.14 of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

2.	LOANS AND TERMS OF PAYMENT..

2.1. Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)	such Lender’s Revolver Commitment, or

(ii)	such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B) the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against the Borrowing Base or the Maximum Revolver Amount. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts and Eligible Inventory shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.

2.2. [Intentionally Omitted].

2.3. Borrowing Procedures and Settlements..

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request (each, a “Borrowing Request”) by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 1:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is three Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day. All Borrowing Requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(b) Making of Swing Loans. In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $7,500,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c) Making of Revolving Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a LIBOR Rate Loan, prior to 1:00 p.m. at least three Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 12:00 p.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 11:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 12:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Borrowing Base.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e).

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments; provided that Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments are for Agent’s sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if

Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata

Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within two Business Days following notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder (including the Borrowers) against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments; Reductions of Commitments; Prepayments..

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:30 p.m. on the date specified herein. Any payment received by Agent later than 3:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii) Subject to Section 2.4(b)(v), Section 2.4(d), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.4(d)(iv), until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,

(C) third, to pay interest due in respect of all Protective Advances, until paid in full,

(D) fourth, to pay the principal of all Protective Advances, until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,

(H) eighth, to pay the principal of all Swing Loans, until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances), until paid in full,

(J) tenth, ratably

i. to pay the principal of all Revolving Loans, until paid in full,

ii. to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

iii. to (I) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations, and (II) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may, with the consent of Agent, reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than three Business Days prior written notice to Agent, and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

(d) Optional Prepayments of Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e) Mandatory Prepayments Regarding the Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, or (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(f) Application of Payments. Each prepayment pursuant to Section 2.4(e) shall, (1) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage, and (2) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5. Promise to Pay; Promissory Notes..

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof and the satisfaction thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations..

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the Applicable Margin with respect to LIBOR Rate Loans times the average amount of the Letter of Credit Usage during the immediately preceding month.

(c) Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest since the date of the occurrence of the Event of Default at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder and retroactively applied since the date of the occurrence of the Event of Default.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof and the satisfaction thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Base Rate Loans hereunder, (B) at the times indicated in Section 2.12(a), all interest accrued during the applicable period on the LIBOR Rate Loans, (C) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (D) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (E) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (F) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7. Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 3:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 3:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’

account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10. Fees.

(a) Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. If, for any day in each calendar quarter, the daily unpaid balance of the sum of Revolving Loans plus Swing Loans plus the maximum undrawn amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Maximum Revolver Amount, then Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, a fee at a rate equal to 0.50% per annum for each such day on the amount by which the Maximum Revolver Amount on such day exceeds such Usage Amount (the “Unused Line Fee”). Such Unused Line Fee shall be due and payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter.

(c) Field Examination, Inventory Appraisal and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,500 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, plus a per examination field exam management fee in the amount of $2,500 for new facilities, and $1,500 for recurring examinations (or, in each case, such other amount customarily charged by Agent to its customers) and (ii) the actual fees and charges or reasonable out-of-pocket expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof. Notwithstanding the foregoing, (i) no more than one field examination shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period in which a Covenant Testing Period does not exist, (ii) during a Covenant Testing Period (and so long as no Event of Default exists), no more than two field examinations shall be conducted at the expense of the Borrowers during any consecutive twelve (12) month period, and (iii) if any Event of Default shall exist, then notwithstanding anything to the contrary in the foregoing clauses (i) and (ii), there shall be no limitation on the number or frequency of field examinations which may be conducted at the expense of the Borrowers, in each case except for field examinations conducted prior to the

Closing Date or in connection with a proposed Acquisition (whether or not consummated). So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than one inventory appraisal in such calendar year, except for appraisals conducted prior to the Closing Date or in connection with a proposed Acquisition (whether or not consummated).

2.11. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers prior to 1:00 p.m., at least five Business Days prior to the proposed date of issuance made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive absent manifest error. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d) Any Issuing Bank (other than PNC or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than PNC or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iii) any independent undertakings issued by the beneficiary of any Letter of Credit;

(iv) any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(v) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document relating to any Letter of Credit;

(vi) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(vii) any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws and Anti-Terrorism Laws;

(viii) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(ix) any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(x) any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xi) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the

Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of, and may give notice of nonrenewal of, any Letter of Credit for any reason; provided however, that that the Issuing Bank remains obligated to issue Letters of Credit in accordance with the terms of this Section 2.11. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;

(vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay, in accordance with Section 2.6(d), for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.25% per annum times the daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n) If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o) Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p) Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r) The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s) At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 1:00 p.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than seven LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion; Prepayment. Borrowers may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate. The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13. Interest Rate Inadequate or Unfair.. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan; or

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any applicable law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), or

(d) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowers prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested LIBOR Rate Loan shall be made as a Base Rate Loan, unless Borrowers shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Base Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrowers shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Base Rate Loan, or, if Borrowers shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

2.14. Successor LIBOR Rate Index.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in the other Loan Documents, if Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, Agent may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement in accordance with this Section 2.14; and any such amendment shall be in writing, shall specify the date that the Benchmark Replacement is effective and will not require any further action or consent of any other party to this Agreement, including Borrower. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided, however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a LIBOR Rate Loan that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Base Rate Loan, (ii) all outstanding LIBOR Rate Loans shall automatically be converted to Base Rate Loans at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected LIBOR Rate Loan) and (iii) any component of the Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the other Loan Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrowers of (i) the effectiveness of any Benchmark Replacement Conforming Changes and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent pursuant to this Section 2.14 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

2.15. Capital Requirements.

(a) If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d) or amounts under Section 2.15(a) (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d) or Section 2.15(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d) or Section 2.15(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d) or Section 2.15(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d) or Section 2.15(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent and, unless a Default or Event of Default shall have occurred and be continuing, Borrowers to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.15 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.15 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.16. [Intentionally Omitted].

2.17. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.17), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d) The Obligations of each Borrower under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.17(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.17 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.17, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, in accordance with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.17 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender in connection with the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.17, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth below (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) [intentionally omitted];

(b) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) the most recent completed Borrowing Base Certificate required to be delivered pursuant to the Existing DIP Credit Agreement,

(ii) Initial Borrowing Request and Flow of Funds Agreement,

(iii) the Guaranty and Security Agreement,

(iv) the Intercompany Subordination Agreement,

(v) a completed Perfection Certificate for each of the Loan Parties,

(vi) the Patent Security Agreement,

(vii) the Trademark Security Agreement; and

(viii) the Intercreditor Agreement;

(c) Agent shall have received a certificate from the Secretary of each Loan Party (i) subject to Schedule 3.6, attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(d) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be certified by the Secretary of such Loan Party;

(e) Agent shall have received a certificate of status with respect to each Loan Party, dated within 21 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing (or the equivalent thereof issued by any applicable jurisdiction) in such jurisdiction;

(f) after giving effect to all advances to be made at closing and the payment of all fees and expenses relating to the Transactions, Excess Availability shall be equal to or greater than $25,000,000 and Agent shall have received a Borrowing Base Certificate providing evidence thereof;

(g) Agent shall have received certificates of insurance, as are required by Section 5.6 of this Agreement, the form and substance of which shall be satisfactory to Agent;

(h) Agent shall have received a customary opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, the Loan Parties’ counsel and (ii) Norton Rose Fulbright, the Loan Parties’ local Texas counsel, in each case, in form and substance satisfactory to Agent;

(i) Agent shall have received the projected consolidated income statement, balance sheet, and statement of cash flows of Parent and its Subsidiaries as of and for the year ending December 31, 2020 in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(j) to the extent due and payable, and invoiced at least 3 Business Days prior to the Closing Date, Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents;

(k) to the extent requested 10 Business Days prior to the Closing Date, Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (it being understood that as of the date hereof Agent has received all such documentation and other information that it requires and that such documentation and other information is satisfactory to Agent);

(l) Since December 31, 2019, there shall not have occurred any material adverse change in the business, operations, condition (financial or otherwise) or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, other than as a result of the commencement, the continuation, or events leading up to the commencement of the Case;

(m) No litigation, investigation or proceeding before or by any arbitrator or governmental body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the other Loan Documents, the Senior Secured Notes Documents, the Convertible Notes Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect;

(n) Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been executed and delivered to Agent by the applicable Loan Party and be in proper form for filing in the appropriate jurisdiction; provided that, the provision or perfection of any Collateral that is not or cannot be executed and delivered on the Closing Date after the use of commercially reasonable efforts to provide or perfect the Agent’s security interest in such Collateral (for the avoidance of doubt, not including Collateral of a type that can be perfected by the filing of UCC financing statements or the delivery of stock certificates (together with undated powers endorsed in blank) of the Borrowers and their respective Subsidiaries) shall not constitute an Event of Default if executed and delivered within a period reasonably agreed to by the Loan Parties and Agent;

(o) Receipt of the documents evidencing the Convertible Notes and Senior Secured Notes, each in form and substance reasonably satisfactory to Agent;

(p) The Bankruptcy Court shall have entered the Confirmation Order, in form and substance satisfactory to Agent, confirming the Plan of Reorganization. The Confirmation Order shall not have been reversed, vacated, stayed, amended, supplemented or otherwise modified. The Confirmation Order shall authorize the Loan Parties that are Debtors to execute, deliver and perform under the Loan Documents. The respective Indebtedness or Obligations of the Loan Parties, and any Liens securing same that are outstanding immediately after the consummation of the Plan of Reorganization shall not exceed the amount contemplated or otherwise permitted by the Plan of Reorganization; and

(q) Agent shall have received a certificate from the Loan Parties attesting that all conditions precedent to the Effective Date (as defined in the Plan of Reorganization) have been satisfied and that no conditions precedent to the Effective Date (as defined in the Plan of Reorganization) have been waived.

3.2. Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3. Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4. Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time upon ten Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6. Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) after giving effect to the Confirmation Order and the Plan of Reorganization, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) to this Agreement is a complete and accurate description of the authorized Equity Interests of Parent, by class, and a description of the number of shares of each such class that are issued and outstanding as of the Closing Date. Except as set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Parent’s direct and indirect Subsidiaries, showing, in each case after giving effect to the Plan of Reorganization: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. After giving effect to the Confirmation Order and the Plan of Reorganization, all of the outstanding Equity Interests of each Subsidiary of Parent has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), (i) there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument, and (ii) no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2. Due Authorization; No Conflict.

(a) After giving effect to the Confirmation Order and the Plan of Reorganization, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) After giving effect to the Confirmation Order and the Plan of Reorganization, as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party, other than consents or approvals that have been obtained and that are still in force.

4.3. Governmental Consents. After giving effect to the Confirmation Order and the Plan of Reorganization, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and, after giving effect to the Confirmation Order and the Plan of Reorganization, is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, in each case, in the appropriate filing offices), and first priority Liens, subject only to the Intercreditor Agreement, Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5. Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Liens created under the Loan Documents and Permitted Liens.

4.6. Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $2,500,000 (to the extent not covered by independent third-party insurance) that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries.

4.7. Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8. No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2019, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9. Solvency. After giving effect to the Confirmation Order and the Plan of Reorganization:

(a) Each Loan Party is Solvent; and

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10. Employee Benefits. As of the Closing Date, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plan. Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Employee Benefit Plan is compliant with, and has been operated in compliance with, all applicable laws, including ERISA and the IRC, and the terms of such plan, and (b) no Loan Party or Subsidiary has any liability for any excise tax, fine or penalty for breach of fiduciary duty with respect to any Employee Benefit Plan. No Termination Event has occurred with respect to any Benefit Plan that could reasonably be expected to give rise to a Material Adverse Effect or Lien on the assets of any Loan Party or Subsidiary thereof under ERISA or the IRC, and to the knowledge of Borrowers, (a) no Reportable Event has occurred with respect to any Multiemployer Plan and (b) each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the IRC. Except as could not reasonably be expected to have a Material Adverse Effect, (a) no Loan Party or Subsidiary thereof or, to the knowledge of Borrower, any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (b) as of the most recent valuation date applicable thereto, no Loan Party or Subsidiary nor, to the knowledge of Borrower, any ERISA Affiliate has received notice that any Multiemployer Plan is insolvent.

4.11. Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party or its Subsidiaries, in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12. Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on or prior to the Closing Date represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13. [Intentionally Omitted]].

4.14. Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Permitted Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $1,000,000) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15. Payment of Taxes. All material Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely (taking into account any valid extensions) filed, and all material Taxes required to be paid by each have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment except (i) Taxes, that are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) to the extent that the failure to do so could not be reasonably expected to result in a Material Adverse Effect. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable.

4.16. Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

4.17. Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. [Intentionally Omitted].

4.19. Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) to the knowledge of any Borrower, no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20. [Intentionally Omitted].

4.21. Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22. Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business and in accordance with applicable contractual provisions governing such sale and delivery or rendition, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23. Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.24. Intentionally Omitted.

4.25. Location of Inventory. Except as set forth on Schedule 4.25 (as such Schedule may be updated pursuant to Section 5.14), the Eligible Inventory of Borrowers and the Inventory of Borrowers and their Subsidiaries with a value in excess of $250,000 in the aggregate is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, (a) the locations identified on Schedule 4.25 to this Agreement (as such Schedule may be updated pursuant to Section 5.14) or (b) a worksite at which Equipment is deployed.

4.26. Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.27. Intentionally Omitted.

4.28. Material Contracts and Senior Secured Notes Documents.

(a) Set forth on Schedule 4.28 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Parent provided the Compliance Certificate pursuant to Section 5.1; provided, that Borrowers may amend Schedule 4.28 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that Parent provides the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary), and is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

(b) Borrowers have delivered to Agent a complete and correct copy of the Senior Secured Notes Documents, including all schedules and exhibits thereto, in effect on the Closing Date. The execution, delivery and performance of each of the Senior Secured Notes Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each Senior Secured Notes Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Borrowers have delivered to Agent a complete and correct copy of the Convertible Notes Documents, including all schedules and exhibits thereto, in effect on the Closing Date. The execution, delivery and performance of each of the Convertible Notes Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each Convertible Notes Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.29. Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity.

4.30. Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.31. Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Borrowers acknowledge and agree that the Certificate of Beneficial Ownership is one of the other Loan Documents.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1. Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent. Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on Borrower’s website on the Internet and (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party or governmental website or whether sponsored by Agent), so long as, in either case, a link to such materials is delivered electronically by Borrowers to Agent within the applicable deadlines.

5.2. Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

5.4. Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5. Taxes. Each Loan Party shall, and shall cause each Subsidiary and any member of the Tax Group to, pay and discharge all material Taxes imposed on any Borrower, any Subsidiary, or any member of the Tax Group prior to the date on which penalties attach except (a) where such Tax is being contested in good faith and for which adequate reserves have been established in compliance with GAAP, or (b) to the extent that the failure to do so could not be reasonably expected to result in a Material Adverse Effect.

5.6. Insurance.

(a) Each Loan Party shall, and shall cause each Subsidiary to, with reputable insurers in respect of their respective Properties, carry and maintain insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses, or self-insure to the extent that is customary for Persons of similar size engaged in similar businesses; provided that, the amounts of such insurance and the risks covered by such insurance shall be acceptable to Agent, in its Permitted Discretion.

(b) If requested by Agent, certified copies of all policies of insurance or certificates thereof, and endorsements and renewals thereof shall be delivered by the Administrative Borrower to and retained by Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of Agent for its benefit and the ratable benefit of the Secured Parties, in form reasonably satisfactory to Agent, and all policies of liability insurance with respect to the Loan Parties shall name Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All policies of property insurance with respect to the Collateral and liability insurance with respect to the Loan Parties shall contain a provision that notwithstanding any contrary agreements between any Borrower, the Subsidiaries and the applicable insurance company, such policies will not be canceled or amended in any manner that is materially adverse to the interests of Agent or the Secured Parties (which provision shall include any reduction in the scope or limits of coverage) without at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to Agent.

(c) Any proceeds of insurance referred to in this Section 5.6 which are paid to Agent shall (i) if no Event of Default has occurred and is continuing, be returned to the Borrower, and (ii) if an Event of Default has occurred and is continuing, be immediately applied to the Obligations in accordance with Section 2.4(b).

5.7. Inspection.

(a) Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers’ expense in accordance with the provisions of Section 2.10(c) and the Fee Letter.

(b) Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may designate, at Borrowers’ expense in accordance with the provisions of Section 2.10(c) and the Fee Letter.

5.8. Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9. Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,

(a) Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity and that would reasonably be expected to result in a Material Adverse Effect from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d) Promptly, but in any event within ten Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10. Disclosure Updates. Each Loan Party will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries . Each Loan Party will, within thirty days after any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, or at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Immaterial Subsidiary becomes a Material Subsidiary, within thirty days of such event (or such later date as permitted by Agent in its sole discretion) (a) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary (i) if such Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements (including Mortgages and related deliveries in accordance with Section 5.17) as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% (or such greater percentage that would not reasonably be expected to result in any additional material tax liability (or a material loss of tax benefits) to the Loan Parties; provided, that any such additional pledge shall be automatically released without any further action by any of the parties hereto upon notice to the Agent by the Administrative Borrower of its reasonable determination that such additional pledge is reasonably expected to result in any additional material tax liability (or a material loss of tax benefits)) of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a Foreign Subsidiary, a FSHC or a Disregarded Domestic Person (and none of the Equity Interests of any Subsidiary of such Foreign Subsidiary, FSHC or Disregarded Domestic Person) shall be required to be pledged (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including Mortgages and related deliveries in accordance with Section 5.17). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12. Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), to create and perfect Liens in favor of Agent in any Real Property in accordance with Section 5.17, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is an Excluded Subsidiary. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed ten Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Borrower (other than Parent) and its Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement).

5.13. Lender Meetings. Borrowers will, within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting or conference call at a mutually agreeable time with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of the Parent; provided that the foregoing requirement may be satisfied by public earnings calls for all shareholders that are open to the Agent and the Lenders.

5.14. Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Eligible Inventory and Inventory with a value in excess of $250,000 in the aggregate only at (x) the locations identified on Schedule 4.25 to this Agreement (provided that Borrowers may amend Schedule 4.25 to this Agreement so long as such amendment occurs by written notice to Agent accompanying the delivery of a Borrowing Base Certificate for any particular month or week, as applicable, or a Compliance Certificate for a month that is the end of one of Borrowers’ fiscal quarters, in which such Inventory is moved to such new location and such new location is within the continental United States), and (y) a worksite at which Equipment is deployed, and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement. Subject to Schedule 3.6 to this Agreement, each Loan Party will, and will cause each of its Subsidiaries to use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the leased locations identified on Schedule 7 to the Guaranty and Security Agreement and Schedule 4.25 to this Agreement.

5.15. [Intentionally Omitted].

5.16. Primary Treasury Management Relationship. As promptly as practicable after the Closing Date but in no event later than one hundred twenty (120) days following the Closing Date: (x) transfer to, and thereafter maintain with, PNC and/or any of its applicable affiliates the primary depository and cash management relationships of the Loan Parties, (y) direct all of the Loan Parties’ customers to remit payments to such applicable deposit accounts with PNC and (z) deliver to Agent evidence of the closure of all such deposit accounts which either are not maintained with PNC or its Affiliates or are not Excluded Accounts (as defined in the Guaranty and Security Agreement).

5.17. Additional Material Real Estate Assets. In the event that (a) any Real Property owned by a Loan Party is subject to a perfected Lien securing Senior Secured Notes (or any refinancings thereof permitted hereunder) or (b) the Senior Secured Notes (and any refinancings thereof permitted hereunder) shall have been paid in full and, in the case of this clause (b), (i) (A) one or more Loan Parties acquires Real Property after the Closing Date or (B) any Person that owns Real Property becomes a Loan Party after the Closing Date, and (ii) the aggregate book value or aggregate fair market value, as reasonably estimated by the Borrowers in good faith, of all such Real Property described in clause (i), together with the aggregate book value or aggregate fair market value, as reasonably estimated by the Borrowers in good faith, as applicable, of all other Real Property of the Loan Parties (other than the Excepted Real Property owned on the Closing Date) that are not subject to an Acceptable Security Interest under a Mortgage, exceeds $5,000,000, then such Loan Party shall (x) promptly take all such actions that are necessary to subject such Real Property (other than Real Property of the Loan Parties for which neither the aggregate book value nor the aggregate fair market value for all such Real Property for all Loan Parties (other than Excepted Real Property) equals or exceed $5,000,000) to a Lien in favor of Agent, including executing and delivering, or causing to be executed and delivered, one or more Mortgages with respect to such Real Property and requested by Agent, together with all documents, instruments, agreements, certificates, title insurance, title opinions, legal opinions and surveys related thereto that are reasonably requested by Agent and (y) reasonably in advance of the execution and delivery of any Mortgage covering any Real Property on which any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations) is located, deliver, or caused to be delivered, to Agent life-of-loan Federal Emergency Management Agency Standard Flood Hazard Determinations with respect to such Real Property.

5.18. Titled Collateral. In the event that any Certificated Equipment owned by a Loan Party is subject to a perfected Lien securing Senior Secured Notes (or any refinancings thereof permitted hereunder) or the Senior Secured Notes (and any refinancings thereof permitted hereunder) shall have been paid in full, each Loan Party shall cause the original certificate of title for each piece of Certificated Equipment (other than Excepted Certificated Equipment) purchased by it after the Closing Date to name Agent as the holder of an Acceptable Security Interest thereon and shall deliver a copy of such certificate of title to Agent (or its designated agent, including the Senior Secured Notes Collateral Agent) with such notation within 45 days after such purchase (or such later date as Agent may agree in its sole discretion).

5.19. ERISA. Except as could not reasonably be expected to give rise to a Material Adverse Effect, each Loan Party shall cause any Employee Benefit Plan to be operated in accordance with all applicable laws, including ERISA and the IRC. Except as could not reasonably be expected in each case to give rise a Material Adverse Effect, the Loan Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly: (i) engage in any transaction in connection with which any Loan Party or Subsidiary will incur either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the IRC; (ii) terminate any Benefit Plan in a manner, or take any other action with respect to any Benefit Plan, which could result in any liability to a Loan Party or Subsidiary to the PBGC (other than premiums in the ordinary course of business); (iii) fail to make full payment or contribution when due of all amounts due by such Loan Party or Subsidiary under the provisions of any Benefit Plan or Multiemployer Plan, or (iv) withdrawal from a Multiemployer Plan. The Loan Parties shall promptly provide notice to Agent upon becoming aware of any of the following if such event could reasonably be expected to have a Material Adverse Effect: (i) any Loan Party or Subsidiary sponsors or becomes obligated to contribute to a Benefit Plan or acquires directly or indirectly a liability to contribute to a Benefit Plan or Multiemployer Plan, or (ii) the occurrence of a Termination Event with respect to a Benefit Plan or any Loan Party or Subsidiary incurs withdrawal liability to any Multiemployer Plan.

5.20. Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

5.21. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 5.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.21, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 5.21 shall remain in full force and effect until the payment in full of the Obligations, the termination of the Commitments and the termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 5.21 constitute, and this Section 5.21 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1. Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2. Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes.

(a) Each Loan Party will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that (i) any Loan Party (other than Global Holdings) may merge or be consolidated with or into any other Loan Party (other than Global Holdings), (ii) any Subsidiary of Global Holdings may merge or be consolidated with or into any other Subsidiary of Global Holdings and (iii) any Subsidiary may merge with any other Person (other than a Subsidiary of Global Holdings) in order to effect a Permitted Investment, a Permitted Acquisition or Permitted Disposition permitted pursuant to the applicable provisions of clause (m) of the definition of Permitted Investments and clauses (p), (s) and (t) of the definition of Permitted Dispositions, provided that, in each such case under (i),(ii) or (iii), immediately after giving effect to any such proposed transaction (x) no Default or Event of Default would exist, (y) in the case of any such merger to which any Borrower is a party, a Borrower (other than Global Holdings) is the surviving entity, and (z) in the case of any such merger to which a Guarantor is a party, a Guarantor is the surviving entity (or if not the surviving entity, the survivor shall, on the date of such transaction, (i) assume the obligations of such Guarantor and (ii) become a party to the Guaranty and Security Agreement and other applicable Loan Documents, in each case, in a manner reasonably acceptable to Agent (and in accordance with Section 5.11 hereof), including, without limitation, by (x) the execution of such documents of joinder and such lien and security agreements (in form and substance reasonably acceptable to Agent) as are necessary for Agent to have an Acceptable Security Interest in such Person’s Property (other than Excluded Property (as defined in the Guaranty and Security Agreement)) and in the Equity Interests in such Person, and (y) demonstrating that Agent will have an Acceptable Security Interest in such Person’s Collateral and its compliance in all material respects with applicable laws).

(b) Each Loan Party will not, and will not permit any of its Subsidiaries to, effect any Acquisition other than a Permitted Acquisition.

6.4. Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets or enter into any agreement to make any Disposition.

6.5. Nature of Business. No Borrower shall, and shall not permit any of its respective Subsidiaries to, materially change the character of such Borrower’s and such Subsidiaries’ collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to such Borrower’s and such Subsidiaries’ collective business as presently and normally conducted.

6.6. Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,

(a) except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, or (C) Permitted Intercompany Advances,

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions,

(iii) make any payment on account of Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions unless the Payment Conditions are satisfied, or

(b) directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, (D) amendments to the Senior Secured Notes Documents made in accordance with clause (iii) below, and (E) Indebtedness permitted under clauses (i), (l) and (m) of the definition of Permitted Indebtedness,

(ii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii) any Senior Secured Notes Document, Convertible Notes Document and/or Additional Notes Collateral Debt Documents if any such amendment, restatement, supplement or other modification to, or waiver of, such Senior Secured Notes Document, Convertible Notes Document and/or Additional Notes Collateral Debt Documents would (A) shorten or hasten the maturity date of the Senior Secured Notes, Convertible Notes and/or Additional Notes Collateral Debt, (B) shorten or hasten the date scheduled for any principal payment thereunder, (C) increase the amount of any required principal payment thereunder (or change the methodology by which any such principal amount is determined, unless the same shall have in all cases the effect of reducing the amount of any required principal payment thereunder or extending the date on which such required principal payment becomes due), (D) change any covenants, defaults, or events of default under the Senior Secured Notes Indenture, Convertible Notes Indenture and/or Additional Notes Collateral Debt Documents or any other Senior Secured Notes Document and/or Convertible Notes Document (including the addition of covenants, defaults, or events of default not contained in the Senior Secured Notes Indenture, Convertible Notes Indenture or other Senior Secured Notes Documents and/or Convertible Notes Documents as in effect on the date hereof) to restrict any Loan Party from making payments of the Obligations (or the obligations under the Senior Secured Notes Documents, Convertible Notes Documents and/or Additional Notes Collateral Debt Documents) or otherwise incurring additional Obligations (or the obligations under the Senior Secured Notes Documents, Convertible Notes Documents and/or Additional Notes Collateral Debt Documents) that would otherwise be permitted under the Senior Secured Notes Documents and/or Convertible Notes Documents as in effect on the date hereof; (E) change the redemption, mandatory prepayment, or defeasance provisions thereof in a manner that makes them more restrictive to the Loan Parties, (F) increase the maximum allowed amount of Indebtedness for borrowed money constituting principal outstanding under the Senior Secured Notes Documents and/or Additional Notes Collateral Debt Documents to an amount in excess of the Note Cap Amount (as defined in the Intercreditor Agreement) (provided that any amount owing pursuant to the Senior Secured Notes Documents and/or Additional Notes Collateral Debt Documents as interest, premiums, fees, costs, and expenses (and reimbursement obligations with respect thereto), indemnification obligations, and other amounts and charges shall, at all times for all purposes under this paragraph, be considered as such (and, for the avoidance of doubt, shall not count against the Note Cap Amount for purposes of this clause (F)), regardless of whether such amount may, before or after it has become owing, be added to the principal balance of the Indebtedness for borrowed money under the Senior Secured Notes Documents and/or Additional Notes Collateral Debt Documents), (G) increase the maximum allowed amount of Indebtedness for borrowed money constituting principal outstanding under the Convertible Notes Documents (provided that any amount owing pursuant to the Convertible Notes Documents as interest, premiums, fees, costs, and expenses (and reimbursement obligations with respect thereto), indemnification obligations, and other amounts and charges shall, at all times for all purposes under this paragraph, be considered as such, regardless of whether such amount may, before or after it has become owing, be added to the principal balance of the Indebtedness for borrowed money under the Convertible Notes Documents), or (H) (x) increase the cash interest rate on the Senior Secured Notes by more than 3.00% per annum above the cash interest rate in effect on the date hereof, (y) increase the cash interest rate on the Convertible Notes by more than 3.00% per annum above the cash interest rate in effect on the date hereof and/or (z) increase the cash interest rate on the Additional Notes Collateral Debt by more than the greater of 3.00% per annum above the cash interest rate on the Senior Secured Notes in effect on the date hereof (in each case, excluding, without limitation, (w) fluctuations in underlying rate indices, (x) customary changes in interest rates resulting from replacement (in accordance with prevailing industry practices for similar bond indentures) of any rate index/indices based on LIBOR with an alternative rate index/indices, (y) the imposition of a default rate of up to 2.00% per annum, and (z) increases in the cash interest rate to the extent not payable in cash).

6.7. Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,

(a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrowers may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons; provided, that the aggregate amount of such redemptions made by Borrowers during the term of this Agreement plus the amount of Indebtedness outstanding under clause (n) of the definition of Permitted Indebtedness, does not exceed $1,500,000 in the aggregate,

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrowers may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to any Loan Party on account of repurchases of the Equity Interests of Parent held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,

(c) the Borrowers may, and may incur obligations to, purchase, repurchase, retire or otherwise acquire or retire for value its Equity Interests (i) held by any present or former director, officer, member of management or employee of any Subsidiary (or any spouses, ex-spouses, or estates of any of the foregoing) in accordance with repurchase rights or obligations established in connection with such Equity Interests, and (ii) pursuant to the terms of any incentive, benefit, compensation, employee or restricted equity interest purchase plan, phantom stock plan, equity interests option plan or other employee benefit or equity based compensation plan established by such Borrower; provided that the aggregate amount of all such Restricted Payments made to present or former directors, officers or members of management pursuant to Section 6.7(c)(i) shall not exceed $1,000,000 in any fiscal year of such Borrower,

(d) the Borrowers may, and may incur obligations to, make Restricted Payments consisting of (i) the cashless exercise of options or warrants, and the vesting of restricted stock, in connection with customary and reasonable employee compensation, incentive, or other benefit programs, and (ii) purchases of fractional shares provided that total cash disbursements for fractional shares do not exceed $100,000 in any fiscal year of such Borrower,

(e) the Borrowers and the Guarantors may make Restricted Payments among and to each other,

(f) the Borrowers’ Foreign Subsidiaries may make Restricted Payments among and to each other,

(g) the Borrowers’ Foreign Subsidiaries may make Restricted Payments to any Borrower or any Guarantor,

(h) Restricted Payments made in accordance with Section 6.6(a) of this Agreement,

(i) [reserved]

(j) the Borrowers and their respective Subsidiaries may, and may incur obligations to, make offsets against and acquisitions of Equity Interests of such Borrower in satisfaction of customary indemnification and purchase price adjustment obligations owed to such Borrower or such Subsidiary thereof under Acquisition arrangements in which Equity Interests of Borrower were issued as consideration for such Acquisition, provided that the only consideration exchanged by any Loan Party in connection with any such Acquisition is the relief, satisfaction or waiver of claims of such Loan Party under such Acquisition arrangements,

(k) each Borrower may, and may incur obligations to, purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new Equity Interests of the Borrower, and

(l) other Restricted Payments (other than to optionally prepay, redeem, defease, purchase, or otherwise acquire Indebtedness under the Senior Secured Notes (or any refinancing thereof permitted hereunder), any Additional Notes Collateral Debt (or any refinancing thereof permitted hereunder), and the Convertible Notes (or any Permitted Indebtedness issued in replacement thereof permitted hereunder)) so long as the Payment Conditions are satisfied.

6.8. Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9. Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10. Transactions with Affiliates. Except as set forth on Schedule 6.10, each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any Guarantee, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Loan Party or such Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate except for:

(a) pursuant to the Technical Services Agreement dated as of January 22, 2008 between Pioneer Drilling Services, Ltd. and Pioneer de Colombia SDAD LTDA-Colombian Branch as the same may be amended, supplemented, otherwise modified or replaced from time to time, so long as the terms thereof are not materially less favorable to the Borrower and its Subsidiaries,

(b) transactions between or among the Loan Parties (other than Global Holdings and its Subsidiaries) and transactions between or among Global Holdings and its Subsidiaries,

(c) transactions involving at least one of Global Holdings and its Subsidiaries to the extent permitted under (i) clause (a), (t)(iv), (u), (w) and/or (z) of the definition of Permitted Indebtedness, (ii) clause (a), (d) and/or (t) of the definition of Permitted Liens, (iii) clause (f), (t), (u) and/or (w) of the definition of Permitted Investment, (iv) clause (j), (p)(i) and/or (s) of the definition of Permitted Disposition, (v) Section 6.3(a)(iii), (vi) Section 6.7(c), (f) and/or (j), or (vii) Section 6.15(a),

(d) the payment of customary fees and reimbursement of out of pocket expenses, and customary indemnification arrangements, of officers and directors of the Borrower and its Subsidiaries,

(e) employment and severance arrangements entered into by the Borrower and its Subsidiaries in the ordinary course of business, and

(f) agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party.

6.11. Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing DIP Credit Agreement, and (ii) to pay the fees, costs, and expenses incurred in connection with the Transactions, in each case, as set forth in the Flow of Funds Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

6.12. Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent (and expect to the extent permitted by Section 6.4), each Loan Party will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests.

6.13. Inventory with Bailees. Each Borrower will not, and will not permit any of its Subsidiaries to, store its Eligible Inventory or Inventory with a value in excess of $250,000 in the aggregate at any time with a bailee, warehouseman, or similar party (x) except as set forth on Schedule 4.25 (as such Schedule may be amended in accordance with Section 5.14) or (y) at a worksite at which Equipment is deployed.

6.14. Immaterial Subsidiaries. Each Loan Party will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity.

6.15. Global Holdings and its Subsidiaries.

(a) Parent will not, and will not permit any Subsidiary (other than Global Holdings and its Subsidiaries) to Guarantee any Indebtedness or other obligations of Global Holdings or any of its Subsidiaries, except to the extent permitted by clauses (f) or (t) of the definition of Permitted Investments.

(b) Parent will not permit Global Holdings or any of its Subsidiaries to hold any Equity Interests in, or any Indebtedness of, any Borrower or any Subsidiary (other than Global Holdings and its Subsidiaries).

(c) Parent will cause the management, business and affairs of each Borrower and the Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Global Holdings and its Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrowers and the Subsidiaries to be commingled) so that Global Holdings and each of its Subsidiaries will be treated as a corporate entity separate and distinct from the Borrowers and the Subsidiaries (other than Global Holdings and its Subsidiaries).

6.16. Plan of Reorganization Amendment. The Loan Parties will not exercise their rights under Section X.A of the Plan of Reorganization (“Modifications and Amendments”) in a manner adverse to the interests of the Lenders unless Agent has consented to any such proposed modification or amendment in writing.

7. FINANCIAL COVENANTS. Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

(a) Borrowers will maintain a Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each fiscal month occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00; and

(b) Borrowers shall not permit the Capital Expenditures of the Borrowers to exceed an amount equal to 125% of the budget set forth in the Projections for such Capital Expenditures of the Borrowers in any fiscal year; provided, (a) in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; and (b) any Carryover Amount shall not exceed 50% of the budget set forth in the Projections for such Capital Expenditures and shall be deemed to be the last amount spent in such succeeding fiscal year; provided, further, that if the Borrowers submit to Agent revised Projections, and Agent consents to such revised Projections in its sole discretion, the amount of Capital Expenditures permitted for purposes of this Section 7(b) shall be reset to 125% of the budget set forth in such revised Projections for such Capital Expenditures. Notwithstanding the foregoing, if as of the end of any fiscal quarter of the Borrowers, the sum of (i) Excess Availability plus (ii) Qualified Cash (in an amount not to exceed $10,000,000) is equal to or greater than $35,000,000 on each day of such fiscal quarter, the Loan Parties and their Subsidiaries shall not be subject to the limitation of Capital Expenditures under this Section 7(b) during such fiscal quarter.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2. Covenants. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement; or

(b) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3. Judgments. If one or more unstayed judgments, orders, or awards for the payment of money involving an aggregate amount of $15,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4. Voluntary Bankruptcy, etc.. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5. Involuntary Bankruptcy, etc.. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. Default Under Other Agreements. If there is (a) an “Event of Default” (as defined in the Senior Secured Notes Indenture) which results in a right by the lenders thereunder, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or results in an automatic acceleration thereof, (b) an “Event of Default” (as defined in the Convertible Notes Indenture) which results in a right by the lenders thereunder, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or results in an automatic acceleration thereof, (c) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $15,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (d) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $15,000,000 or more;

8.7. Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8. Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited in any material respect or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates, or revokes or purports to repudiate or revoke, in writing, any such guaranty;

8.9. Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien (subject to the Intercreditor Agreement) on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.10. Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny in writing that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11. Change of Control. A Change of Control shall occur, whether directly or indirectly;

8.12. Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 17.17 is or becomes false or misleading at any time;

8.13. Seizures. Any portion of the Collateral having a fair market value in excess of $1,000,000 shall be seized, subject to garnishment or taken by a Governmental Authority; or

9.	RIGHTS AND REMEDIES.

9.1. Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit, and (iii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Bank Product Collateralization to Agent to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products;

(b) by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3. Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons and the Issuing Bank (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys (provided, that Borrowers shall not be liable for the fees and expenses of more than one counsel to the Agent and the Lenders (in addition to any reasonably necessary local counsel in each applicable local jurisdiction and any reasonably necessary “conflicts counsel”), experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Agent) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) with respect to any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (d) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:

C/O PIONEER ENERGY SERVICES CORP.
1250 NE Loop 410, Suite 1000
San Antonio, Texas 78209
Attn: Chief Financial Officer (Lorne Phillips)
Telephone: (210) 828 7689

Facsimile: (210) 828 8228

Email: LPhillips@pioneeres.com

with copies to:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Catherine Goodall, Esq.

Telephone: (212) 373-3919

Facsimile: (212) 492-0919
Email: cgoodall@paulweiss.com

If to Agent:	PNC BANK, NATIONAL ASSOCIATION 2100 Ross Avenue, Suite 1850 Dallas, TX 75201 Attn: Relationship Manager – Pioneer Telephone: (214) 871-1253 Facsimile: (214) 871-2015 Email: anita.puligandla@pnc.com

with copies to:	BLANK ROME LLP Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attn: Heather Sonnenberg, Esq. Telephone: (215) 832-5701 Facsimile: (215) 832-5701 Email: sonnenberg@blankrome.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) [INTENTIONALLY OMITTED].

(f) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Borrowers; provided, that no consent of Borrowers shall be required (1) if a Default or Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within ten Business Days after having received notice thereof; and

(B) Agent, Swing Lender, and Issuing Bank.

(ii)	Assignments shall be subject to the following additional conditions:

(A) no assignment may be made (i) so long as no Default or Event of Default has occurred and is continuing, to a Disqualified Institution, or (ii) to a natural person,

(B) no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such

Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party or, so long as no Default or Event of Default has occurred and is continuing, to a Disqualified

Institution, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, a Participant shall be entitled to the benefits of Section 16 as if it were the Originating Lender if the Loan Parties are notified of the participation and the Participant complies with Section 16.2, provided, further, that such Participant shall not be entitled to receive any greater payment under Section 16, with respect to any participation, than its participating Lender would have been entitled to receive thereunder, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquires the applicable participation. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1,

(vi) amend, modify, or eliminate Section 15.11,

(vii) other than as permitted by Section 15.11, release or contractually subordinated Agent’s Lien in and to any of the Collateral,

(viii) amend, modify, or eliminate the definitions of “Required Lenders”, Supermajority Lenders or “Pro Rata Share”,

(ix) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), or

(xi) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Billed Accounts, Eligible Unbilled Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount;

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints PNC as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. PNC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though PNC were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender

Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, PNC or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include PNC in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank

Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted hereunder (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18. No Reliance on Agent’s Customer Identification Program. To the extent the Loans or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the other Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

16.	WITHHOLDING TAXES.

16.1. Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld Tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.

16.2. Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding Tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or Agent as will permit payments under this Agreement to be made without withholding or at a reduced rate of withholding and will also, if reasonably requested by the Administrative Borrower or Agent, provide any documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or Agent as will enable the Administrative Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E, Form W-8EXP or Form W-8IMY (with proper attachments as applicable);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the Tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8EXP, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) If a Lender or Participant claims an exemption from withholding Tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) on or prior to the date on which such Foreign Lender becomes a Lender any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding Tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(b) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its Tax returns).

(c) Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding Tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2 as no longer valid. With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16.2, if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto (it being understood that the documentation required under this Section 16.2 shall be delivered by the participating Lender).

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent and the Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent and the Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent and the Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3. Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding Tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax. If the forms or other documentation required by Section 16.2 are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold Tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4. Refunds . If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to this Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17.	GENERAL PROVISIONS.

17.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8. Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives),

(viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

(c) Each Loan Party agrees that Agent may make Borrower materials “Borrower Materials”) available to the Lenders by posting the communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10. Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11. [Intentionally Omitted].

17.12. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13. Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14. Acknowledgement and Consent to Bail-In of EEA Financial Institutions . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

17.15. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy by the Agent hereunder or thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

17.16. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and each Borrower shall provide to such Lender, such Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

17.17. Anti-Terrorism Laws Agreement.

(a) Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned

Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) Borrowers shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT AND BORROWER:	PIONEER ENERGY SERVICES CORP., a Texas corporation

	By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

ADDITIONAL BORROWERS:	PIONEER DRILLING SERVICES, LTD., a Texas corporation

	By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

PIONEER PRODUCTION SERVICES, INC., a Delaware corporation

	By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation

	By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PIONEER WIRELINE SERVICES HOLDINGS, INC., a Delaware corporation

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

PIONEER WIRELINE SERVICES, LLC, a Delaware limited liability company

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

PIONEER WELL SERVICES, LLC, a Delaware limited liability company

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

PIONEER FISHING & RENTAL SERVICES, LLC, a Delaware limited liability company

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

PIONEER COILED TUBING SERVICES, LLC, a Delaware limited liability company

By:	/s/ Lorne E. Phillips
Name: Lorne E. Phillips
Title: Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Sole Lead Arranger, as Sole Book Runner and as a Lender

By:	/s/ Anita Puligandla
Name: Anita Puligandla
Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE A-1

AGENT’S ACCOUNT

Redacted.

Schedule A-1 Page 1

SCHEDULE C

COMMITMENTS

Revolving Lender	Revolver Commitment
PNC Bank, National Association	$75,000,000.00
All Revolving Lenders	$75,000,000.00

Schedule C Page 1

SCHEDULE 3.6

CONDITIONS SUBSEQUENT

Redacted.

Schedule 3.6 Page 1

SCHEDULE 5.1

FINANCIAL STATEMENTS, REPORTS, CERTIFICATES

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 20 days after the end of each month during each of Parent’s fiscal years,

(a) monthly accounts receivable and accounts payable agings, monthly inventory listings,

(b) and Borrowing Base certificates monthly (reverting to weekly during a Covenant Testing Period), and

(c) rig utilization reports, in form and substance reasonably satisfactory to Agent.

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years,

(d) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent’s and its Subsidiaries’ operations during such period, and

(e) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA and Fixed Charge Coverage Ratio (regardless of whether such financial covenant is then being tested).

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(f) consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications noted in their opinion (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), and

(g) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA and Fixed Charge Coverage Ratio (regardless of whether such financial covenant is then being tested).

Schedule 5.1 Page 1

as soon as available, but in any event no later than the earlier of (x) the filing of the Parent’s Form 10-K annual reports and (y) sixty (60) days after the beginning of the Parent’s fiscal year commencing with fiscal year 2021,	(h) a month by month projected operating budget and cash flow of the Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared (“Projections”).

as soon as available, but in any event no later than concurrently with the filing of the Parent’s Form 10-Q quarterly reports and Form 10-K annual reports,	(i) copies of Parent’s projected consolidated cash flow statement, balance sheet and income statement, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming four fiscal quarters, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.

if and when filed by Parent,

(j) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(k) any other filings made by Parent with the SEC, and

(l) any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within 5 days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(m) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.

promptly, but in any event within 5 days after any Borrower has knowledge thereof or the date of the furnishing to any Borrower,	(n) notice and copies of notices, certificates or reports (other than operational notices regarding interest rate selections, change of address notices, and similar routine and immaterial notices) sent to or from the Loan Parties in connection with the Senior Secured Notes Documents or any amendment, supplement or other modification to the Senior Secured Notes Documents,

Schedule 5.1 Page 2

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(o) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(p) to the extent reasonably available to the Loan Parties, any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Schedule 5.1 Page 3

SCHEDULE 5.2

Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

If (x) no Covenant Testing Period is in effect, monthly (no later than the 20th day of each month), or

(y) Covenant Testing Period is in effect, weekly (no later than the third Business Day of each week, commencing with the first such day to occur during any Covenant Testing Period),

(a) an executed Borrowing Base Certificate,

(b) a detailed aging, by total, listing each Borrower’s billed and unbilled Accounts (in the case of unbilled Accounts, aged by reference to the service date), together with a reconciliation and supporting documentation for any reconciling items noted

(c) a reconciliation of billed and unbilled Accounts, accounts payable, and, to the extent Inventory is included in the Borrowing Base, Inventory of Borrowers’ to the general ledger, and from the general ledger to its monthly financial statements, including any book reserves related to each category,

(d) a detailed calculation of those Accounts that are not eligible for the Borrowing Base,

(e) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s Accounts,

(f) to the extent Inventory is included in the Borrowing Base, Inventory system/perpetual reports specifying the net book value of each Borrower’s Inventory, by category,

(g) to the extent Inventory is included in the Borrowing Base, a detailed calculation of Inventory categories that are not eligible for the Borrowing Base,

(h) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks, and

(i) a detailed report regarding each Loan Party’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.

Quarterly (no later than the 45th day after the end of each fiscal quarter),	(j) a report regarding each Loan Party’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes, and (k) a Perfection Certificate or a supplement to the Perfection Certificate.

Schedule 5.2 Page 1

Annually (no later than 90 days after the end of each fiscal year)	(l) a detailed list of each Loan Party’s and its Subsidiaries’ customers, with address and contact information.

Upon request by Agent,

(m) copies of purchase orders and invoices for Inventory acquired by any Loan Party or its Subsidiaries,

(n) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time, and

(o) such other reports as to the Collateral of any Loan Party and its Subsidiaries, as Agent may reasonably request.

Schedule 5.2 Page 2

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of _______________ ________________ between _______________________________ (“Assignor”) and _______________________________ (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) [confirms that it is an Eligible Transferee;] (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By
Name:
Title:

ACCEPTED THIS ____ DAY OF _______________

PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Swing Lender and as Issuing Bank

By
Name:
Title:

[[____________], [as Swing Lender] [and] [as Issuing Bank]

By
Name:
Title:]

[[ADMINISTRATIVE BORROWER]

By
Name:
Title:][1]

[1]	Include to the extent required by Section 13.1(a)(i)(A).

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: PIONEER ENERGY SERVICES CORP., a Delaware corporation, and its Subsidiaries from time to time party to the Credit Agreement

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of May 29, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among PIONEER ENERGY SERVICES CORP., a Delaware corporation (“Parent”), the Subsidiaries of Parent identified on the signature pages thereof as Borrowers, and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), Agent, PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”).

3.	Date of Assignment Agreement:	__________

4.	Amounts:

	(a) Assigned Amount of Revolver Commitment	$__________

	(b) Assigned Amount of Revolving Loans	$__________

5.	SettlementDate:	__________

6.	PurchasePrice	$__________

7.	Noticeand Payment Instructions, etc.

Assignee: _______________________________ _______________________________ _______________________________	Assignor: _______________________________ _______________________________ _______________________________

EXHIBIT B-l

Form of Borrowing Base Certificate

[Attached]

EXHIBIT B-2

FORM OF BANK PRODUCT PROVIDER AGREEMENT

[Letterhead of Specified Bank Product Provider]

[Date]

PNC Bank, National Association, as Agent

2100 Ross Avenue, Suite 1850

Dallas, TX 75201

Attn: Relationship Manager – Pioneer

Telephone: (214) 871-1253

Facsimile: (214) 871-2015

Email: anita.puligandla@pnc.com

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of May 29, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among PIONEER ENERGY SERVICES CORP., a Delaware corporation (“Parent”), PIONEER DRILLING SERVICES, LTD., a Texas corporation (“ Drilling”), PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation (“Global”), PIONEER PRODUCTION SERVICES, INC., a Delaware corporation (“Production”), PIONEER WIRELINE SERVICES HOLDINGS, INC., a Delaware corporation (“Wireline Holdings”), PIONEER WIRELINE SERVICES, LLC, a Delaware limited liability company (“Wireline”), PIONEER WELL SERVICES, LLC, a Delaware limited liability company (“Well Services”), PIONEER FISHING & RENTAL SERVICES, LLC, a Delaware limited liability company (“Fishing & Rental”), PIONEER COILED TUBING SERVICES, LLC, a Delaware limited liability company (“Coiled Tubing”; together with Parent, Drilling, Global, Production, Wireline Holdings, Wireline, Well Services, Fishing & Rental and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), Agent, PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [description of the Bank Product Agreement or Agreements] (the “Specified Bank Product Agreement [Agreements]”) dated as of __________ by and between [Lender or Affiliate of Lender] (the “Specified Bank Products Provider”) and [identify the Loan Party].

1. Appointment of Agent. The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1 through 15.15 and Sections 15.17, 15.18, and 17.5 of the Credit Agreement (collectively such sections are referred to herein as the “Agency Provisions”), including, as applicable, the defined terms used therein. Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders, on the other hand, shall, from and after the date of this letter agreement, also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2. Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Section 2.4(b)(ii), Section 14.1, Section 15 and Section 17.5 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3. Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider’s reasonable determination of the liabilities and obligations (and mark-to-market exposure) of Parent and the other Loan Parties in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Parent and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.

4. Bank Product Reserve Conditions. Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If Agent chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserves.

5. Bank Product Obligations. From and after the delivery to Agent of this agreement duly executed by Specified Bank Product Provider and the acknowledgement of this agreement by Agent and Borrower, the obligations and liabilities of Parent and the other Loan Parties to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its Affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6. Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 of the Credit Agreement, if to any Borrower, shall be mailed, sent, or delivered to Borrowers in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank Products Provider:	________________________ ________________________ ________________________ Attn: ____________________ Fax No. __________________

7. Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section 15.9 of the Credit Agreement); provided, that Borrowers may not assign this agreement or any rights or duties hereunder without the other parties’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8. Governing Law.

(a) THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH PARTY HERETO WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ITS RIGHT, IF ANY, TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER AND SPECIFIED BANK PRODUCTS PROVIDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

[signature pages to follow]

Sincerely,

[SPECIFIED BANK PRODUCTS PROVIDER]

By:

Name:

Title:

Acknowledged, accepted, and agreed as of the date first written above:

PIONEER ENERGY SERVICES CORP., as Administrative Borrower

By:

Name:

Title:

Acknowledged, accepted, and agreed as of ______________

PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By:

Name:

Title:

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Parent’s letterhead]

To: PNC Bank, National Association

2100 Ross Avenue, Suite 1850

Dallas, TX 75201

Attn: Relationship Manager – Pioneer

Telephone: (214) 871-1253

Facsimile: (214) 871-2015

Email: anita.puligandla@pnc.com

Re: Compliance Certificate dated _____________, 20__

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of May 29, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among PIONEER ENERGY SERVICES CORP., a Delaware corporation (“Parent”), PIONEER DRILLING SERVICES, LTD., a Texas corporation (“ Drilling”), PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation (“Global”), PIONEER PRODUCTION SERVICES, INC., a Delaware corporation (“Production”), PIONEER WIRELINE SERVICES HOLDINGS, INC., a Delaware corporation (“Wireline Holdings”), PIONEER WIRELINE SERVICES, LLC, a Delaware limited liability company (“Wireline”), PIONEER WELL SERVICES, LLC, a Delaware limited liability company (“Well Services”), PIONEER FISHING & RENTAL SERVICES, LLC, a Delaware limited liability company (“Fishing & Rental”), PIONEER COILED TUBING SERVICES, LLC, a Delaware limited liability company (“Coiled Tubing”; together with Parent, Drilling, Global, Production, Wireline Holdings, Wireline, Well Services, Fishing & Rental and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), Agent, PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies as of the date hereof that:

1. The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the date set forth therein.

2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. Except as set forth on Schedule 3 attached hereto, the representations and warranties of Parent and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.

5. [The Fixed Charge Coverage Ratio for the 12 month period ending ____________ ___, 20___, is demonstrated on Schedule 4 hereof.]2 [or] [As of the date hereof, Parent its Subsidiaries are [in / not in] compliance with the covenant contained in Section 7(a) of the Credit Agreement as demonstrated on Schedule 4 hereof.]3

6. Attached hereto as Schedule 5 are Projections and calculations which show Borrowers are [in / not in] compliance with the covenant contained in Section 7(b) of the Credit Agreement.

[Signature page follows]

[2]	Language to be used when Borrowers are not in a Covenant Testing Period.
[3]	Language to be used during a Covenant Testing Period.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of ___________, 20____.

PIONEER ENERGY SERVICES CORP., a Delaware corporation, as Parent

By:

Name:

Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Representations and Warranties

SCHEDULE 4

Financial Covenants (Fixed Charge Coverage Ratio)

Borrowers’ Fixed Charge Coverage Ratio for the 12 month period ending ____________ ___, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7(b) of the Credit Agreement for the corresponding period.

SCHEDULE 5

Financial Covenants (Capital Expenditures)

EXHIBIT G

FORM OF INTERCOMPANY NOTE

Note Number:	Dated: , 202

FOR VALUE RECEIVED, Pioneer Energy Services Corp. (“Borrower”) and certain Subsidiaries of Borrower (collectively, and together with the Borrower, the “Group Members” and each, a “Group Member”) which is a party to this subordinated intercompany note (this “Note”) promises to pay to the order of such other Group Member as it makes loans to such Group Member (each Group Member which borrows money pursuant to this Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Note is referred to herein as a “Payee”), on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement dated as of May 29, 2020 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Borrower, the Subsidiaries of Borrower identified on the signature pages thereto, the Lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), PNC Bank, National Association, as sole lead arranger and PNC Bank, National Association, as sole book runner.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Subject to the provisions of the Loan Documents, interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Subject to the provisions of the Loan Documents, upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note has been pledged by each Payee that is a Loan Party to the Administrative Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreement), the Administrative Agent and the other Secured Parties may exercise all the rights of each Payee that is a Loan Party under this Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of this Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations (as defined in the Guaranty and Security Agreement) until all of the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Loan Document have been terminated; provided, that, subject to the provisions of the Loan Documents, each Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Note shall be received by the applicable Payor subject to the provisions of the Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. Except as expressly permitted by the Loan Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments have been expired or terminated.

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Loan Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application to any of the Secured Obligations, due or to become due, until the date on which the Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of the Credit Agreement and the other Loan Documents). After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party irrevocably authorizes, empowers and appoints the Administrative Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Administrative Agent’s own names or in the name of such Payee or otherwise, as the Administrative Agent may deem necessary or advisable for the enforcement of this Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor

Indebtedness requested by the Administrative Agent. After the occurrence of and during the continuation of an Event of Default, the Administrative Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Loan Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of the Credit Agreement and the other Loan Documents), such Payee that is a Loan Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Administrative Agent’s judgment), for application to any of the Secured Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Loan Party agrees that until the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of the Credit Agreement and the other Loan Documents), such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Guaranty and Security Agreement or otherwise) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fails to enforce any provision of this Note.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon execution and delivery after the date hereof by any Subsidiary of any Group Member of a counterpart signature hereto, such subsidiary shall become a Group Member hereunder with the same force and effect as if originally named as a Group Member hereunder (each additional Subsidiary, an “Additional Group Member”). Each Group Member expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Group Member hereunder. This Note shall be fully effective as to any Additional Group Member that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Group Member hereunder.

This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Group Member has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

PIONEER ENERGY SERVICES CORP.

By:

Name:
Title:

PIONEER DRILLING SERVICES, LTD. PIONEER GLOBAL HOLDINGS, INC. PIONEER PRODUCTION SERVICES, INC. PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC PIONEER WELL SERVICES, LLC PIONEER FISHING & RENTAL SERVICES, LLC
PIONEER COILED TUBING SERVICES, LLC

By:

Name:
Title:

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                     all of its right, title and interest in and to the Intercompany Note, dated                         , 202_ (as amended, supplemented or otherwise modified from time to time, the “Note”), made by PIONEER ENERGY SERVICES CORP. (the “Borrower”) and certain Subsidiaries of the Borrower or any other Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Payees (as defined in the Note) party to the Loan Documents on the date of the Note. From time to time after the date thereof, Additional Group Members (as defined in the Note) may become parties to the Note. Upon execution and delivery of a counterpart signature page to this endorsement, each Additional Group Member that is a Payee under the Note (each, an “Additional Payee”) shall be as fully a signatory to this endorsement as if such Additional Payee were an original signatory hereof. Each Payee expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payee under the Note or hereunder. This endorsement shall be fully effective as to any Additional Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Note or hereunder.

Dated: ___________

PIONEER ENERGY SERVICES CORP.

By:
Name:
Title:

[NAME OF EACH GUARANTOR]

By:
Name:
Title:

EXHIBIT J-1

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), is entered into as of __________, 20__, by and among ___________, a ________ (“New Borrower”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“PNC”), as agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of May 29, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PIONEER ENERGY SERVICES CORP., a Delaware corporation (“Parent”), PIONEER DRILLING SERVICES, LTD., a Texas corporation (“ Drilling”), PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation (“Global”), PIONEER PRODUCTION SERVICES, INC., a Delaware corporation (“Production”), PIONEER WIRELINE SERVICES HOLDINGS, INC., a Delaware corporation (“Wireline Holdings”), PIONEER WIRELINE SERVICES, LLC, a Delaware limited liability company (“Wireline”), PIONEER WELL SERVICES, LLC, a Delaware limited liability company (“Well Services”), PIONEER FISHING & RENTAL SERVICES, LLC, a Delaware limited liability company (“Fishing & Rental”), PIONEER COILED TUBING SERVICES, LLC, a Delaware limited liability company (“Coiled Tubing”; together with Parent, Drilling, Global, Production, Wireline Holdings, Wireline, Well Services, Fishing & Rental and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), Agent, PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), the Lender Group has agreed to make or issue Loans, Letters of Credit and other certain financial accommodations thereunder;

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, pursuant to that certain Intercompany Subordination Agreement, dated as of May 29, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Subordination Agreement”), by and among Parent and each of Parent’s Subsidiaries listed on the signature pages hereto as an obligor (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Obligor”, and individually and collectively, jointly and severally, as “Obligors”) and Agent, each Obligor has agreed to the subordination of indebtedness of each other Obligor owed to such Obligor on the terms set forth therein;

WHEREAS, pursuant to that certain Fee Letter, dated as of February 29, 2020 (as amended, restated, supplemented or otherwise modified from time to the, the “Fee Letter”), by and among Borrowers and Agent, each Borrower has agreed to pay certain fees to Agent on the terms set forth therein;

WHEREAS, New Borrower is required to become a party to the Credit Agreement by, among other things, executing and delivering this Agreement to Agent; and

WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower, by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:

1. Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Credit Agreement as a “Borrower” and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts joint and several liability for the Obligations pursuant to the terms of the Loan Documents, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct as they relate to New Borrower as of the date this Agreement. New Borrower hereby agrees that each reference to a “Borrower” or the “Borrowers” in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.

2. Updated Schedules. Attached as Exhibit A hereto are updated copies of each of Schedule 4.1(b) and Schedule 4.1(c)4 to the Credit Agreement revised to include all information required to be provided therein including information with respect to New Borrower. Each such Schedule shall be attached to the Credit Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term “as of the date hereof” or any term of similar import, in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.

[4]	Include any additional Schedules to be updated as well.

3. Joinder of New Borrower to the Intercompany Subordination Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be an Obligor under the Intercompany Subordination Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the Intercompany Subordination Agreement. New Borrower hereby agrees that each reference to an “Obligor” or the “Obligors” in the Intercompany Subordination Agreement shall include New Borrower. New Borrower acknowledges that it has received a copy of the Intercompany Subordination Agreement and that it has read and understands the terms thereof.

4. Joinder of New Borrower to the Fee Letter. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a “Borrower” party to the Fee Letter as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth in the Fee Letter applicable to Borrowers. New Borrower hereby agrees that each reference to “Borrower” or “Borrowers” in the Fee Letter shall include New Borrower. New Borrower acknowledges that it has received a copy of the Fee Letter and that it has read and understands the terms thereof.

5. Representations and Warranties of New Borrower. New Borrower hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:

(a) It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is made a party and to carry out the transactions contemplated hereby and thereby.

(b) The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Borrower is made a party (i) have been duly authorized by all necessary action on the part of New Borrower and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to New Borrower or its Subsidiaries, the Governing Documents of New Borrower or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on New Borrower or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of New Borrower or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of New Borrower, other than Permitted Liens, (D) require any approval of New Borrower’s interestholders or any approval or consent of any Person under any material agreement of New Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation.

(c) This Agreement and each Loan Document to which New Borrower is a party is the legally valid and binding obligation of New Borrower, enforceable against New Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) Each other representation and warranty applicable to New Borrower as a Borrower under the Loan Documents is true, correct and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

6. Additional Requirements. Concurrent with the execution and delivery of this Agreement, Agent shall have received the following, each in form and substance satisfactory to Agent:

(a) a Joinder No. __ to the Guaranty and Security Agreement, dated as of the date hereof, by and among New Borrower and Agent (“Joinder No. __”), together with the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Guaranty and Security Agreement and any original promissory notes of New Borrower, accompanied by undated Equity Interest powers/transfer forms executed in blank, and the same shall be in full force and effect;

(b) a Pledged Interests Addendum by __________, a _________, dated as of the date hereof, with respect to the pledge of Equity Interest of New Borrower, owned by _______, together with the original stock certificates (subject to the Term Loan Intercreditor Agreement), if any, representing all of the Equity Interests of New Borrower held by ________, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and the same shall be in full force and effect;

(c) appropriate financing statement to be filed in the office of the _______ Secretary of State against New Borrower to perfect the Agent’s Liens in and to the Collateral of New Borrower;

(d) a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower’s [Board of Directors][Managers] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;

(e) a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;

(f) certificates of status with respect to New Borrower, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of New Borrower) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Borrower is in good standing in such jurisdictions;

(g) copies of New Borrower’s Governing Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Borrower; and

(h) evidence that New Borrower has been added to the Loan Parties’ existing insurance policies required by Section 5.6 of the Credit Agreement;

(i) a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower); and

(j) such other agreements, instruments, approvals or other documents reasonably requested by Agent prior to the date hereof in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Borrower shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Guaranty and Security Agreement, all property and assets of New Borrower shall become Collateral for the Obligations.

7. Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.

8. Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 11 of the Credit Agreement.

9. Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

10. Binding Effect. This Agreement shall be binding upon New Borrower, and the other Loan Parties and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.

11. Effect on Loan Documents.

(a) Except as contemplated to be supplemented hereby, the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b) Each reference in the Credit Agreement and the other Loan Documents to “Borrower”, “Obligor” or words of like import referring to a Borrower or an Obligor shall include and refer to New Borrower and (b) each reference in the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.

12. Miscellaneous

(a) This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b) Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c) Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f) This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

[remainder of this page intentionally left blank].

IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW BORROWER:	,
a

By:

Name:

Title:

AGENT:	PNC BANK, NATIONAL ASSOCIATION, a national banking association

By:

Name:

Title:

Exhibit A

EXHIBIT L-1

FORM OF LIBOR NOTICE

PNC Bank, National Association, as Agent

under the below referenced Credit Agreement

2100 Ross Avenue, Suite 1850

Dallas, TX 75201

Attn: Relationship Manager – Pioneer

Telephone: (214) 871-1253

Facsimile: (214) 871-2015

Email: anita.puligandla@pnc.com

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of May 29, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among PIONEER ENERGY SERVICES CORP., a Delaware corporation (“Parent”), PIONEER DRILLING SERVICES, LTD., a Texas corporation (“ Drilling”), PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation (“Global”), PIONEER PRODUCTION SERVICES, INC., a Delaware corporation (“Production”), PIONEER WIRELINE SERVICES HOLDINGS, INC., a Delaware corporation (“Wireline Holdings”), PIONEER WIRELINE SERVICES, LLC, a Delaware limited liability company (“Wireline”), PIONEER WELL SERVICES, LLC, a Delaware limited liability company (“Well Services”), PIONEER FISHING & RENTAL SERVICES, LLC, a Delaware limited liability company (“Fishing & Rental”), PIONEER COILED TUBING SERVICES, LLC, a Delaware limited liability company (“Coiled Tubing”; together with Parent, Drilling, Global, Production, Wireline Holdings, Wireline, Well Services, Fishing & Rental and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), Agent, PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrowers’ request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $________ (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of [1, 2, or 3] month(s) commencing on _____________________.

This LIBOR Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate as determined pursuant to the Credit Agreement.

Administrative Borrower represents and warrants that [(i) as of the date hereof, the representations and warranties of Parent or its Subsidiaries contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)) and (ii)]5 no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

[Signature page follows]

[5]	Only required in connection with new borrowings.

Dated:

PIONEER ENERGY SERVICES CORP.,
a Delaware corporation, as Administrative Borrower

By:

Name:

Title:

Acknowledged by:

PNC BANK, NATIONAL ASSOCIATION, a
national banking association, as Agent

By

Name:

Title:

SCHEDULE 4.1(b)

CAPITALIZATION OF BORROWERS

SCHEDULE 4.1(c)

CAPITALIZATION OF BORROWERS’ SUBSIDIARIES

EXHIBIT P-1

FORM OF PERFECTION CERTIFICATE

Reference is hereby made to (1) that certain Credit Agreement, dated as of May 29, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Pioneer Energy Services Corp., a Delaware corporation (“Parent”) and the Subsidiaries of Parent identified on the signature pages thereof as “Borrowers”, and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-l (each, together with Parent, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”). PNC Bank, National Association, a national banking association (“PNC”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”). PNC as sole lead arranger and PNC as sole book runner, and (2) that certain Guaranty and Security Agreement dated as of May 29, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”) by and among Parent, Borrowers and the Subsidiaries of Borrowers party thereto (each, a “Grantor” and collectively, the “Grantors”), and Agent.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term “Loan Parties” shall mean the “Loan Parties” as that term is defined in the Credit Agreement and “Code” shall mean the “Code” as that term is defined in the Guaranty and Security Agreement.

The undersigned, the ______ of ______, hereby certifies (in my capacity as ______ and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of ______ __, 20__:

1. Names.

(a) The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is a. the type of entity disclosed next to its name in Schedule 1(a) and b. a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business and is in good standing in the states listed on Schedule 1(a).

(b) Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2. Chief Executive Offices and Other Collateral Locations. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto, and except as otherwise listed, such chief executive office has not been located at any other address during the past five (5) years. Schedule 2 hereto sets forth all of the locations where each Loan Party maintains (or within the past four months has maintained) any equipment, inventory or other tangible personal property.

3. Real Property.

(a) Attached hereto as Schedule 3(a) is a list of all a. Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, b. filing offices for any mortgages encumbering the Real Property or to encumber, the Real Property as of the Closing Date, c. common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and d. other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents.

(b) Schedule 3(b) sets forth all third parties (“Bailees”) with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee’s possession and the location of such inventory and equipment (if none please so state). Schedule 3(b) also identifies whether such third party is a consignee, processor, warehouseman, freight forwarder/customs broker or other type of bailee.

4. Extraordinary Transactions. Schedule 4 attached hereto describes any acquisitions by a Loan Party of the businesses or assets of a Person outside the ordinary course of business during the five years preceding the Closing Date. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto during the preceding five year period, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

5. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 5(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 5(b) is a true and correct organizational chart of Parent and its Subsidiaries.

6. Instruments and Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of ______ __, 20__ having an aggregate value or face amount in excess of $250,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.

7. Intellectual Property.

(a) Schedule 7(a) provides a complete and correct list of all registered Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 7(a) provides a complete and correct list of all Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications for Patents owned by any Loan Party. Schedule 7(a) provides a complete and correct list of all registered Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

(b) Schedule 7(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which a. any Loan Party has provided any license or other rights in Intellectual Property (as defined in the Guaranty and Security Agreement) owned or controlled by such Loan Party to any other Person (other than non-exclusive software licenses or “SaaS” usage rights granted in the ordinary course of business) or b. any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party;

8. Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of all commercial tort claims that exceed $250,000 held by each Loan Party, including a brief description thereof.

9. Deposit Accounts and Securities Accounts. Attached hereto as Schedule 9 is a true and complete list of all Deposit Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

10. Letter-of-Credit Rights. Attached hereto as Schedule 10 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder.

11. Motor Vehicles. Attached hereto as Schedule 11 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) and the owner and approximate fair market value of such motor vehicles.

12. Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ___	No ___

Vessels, boats or ships:	Yes ___	No ___

Railroad rolling stock:	Yes ___	No ___

If the answer is yes to any of these other types of assets, please describe on Schedule 12.

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IN WITNESS WHEREOF we have hereunto signed this Perfection Certificate as of this ____ day of ______ __, 20__.

[BORROWERS]

By
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal TIN	Jurisdiction of Formation	States Where Qualified to do Business

Schedule 1(a) - 1

Schedule 1(b)

Prior Names

Schedule 1(b) - 1

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 1(c) - 1

Schedule 2

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Address

Other Collateral Locations

Schedule 2 - 1

Schedule 3(a)

Real Property

Schedule 3(a) - 1

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

(i) Landlord’s / Tenant’s Consent Required

(ii) Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord’s / Grantor’s Interest

Schedule 3(a) - 2

Schedule 3(b)

Bailees

Schedule 3(b) - 1

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Schedule 4

Schedule 5(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Owner	Issuer	Type of Organization	Class of Interests	# of Shares Owned	Percentage ownership	Percentage of Class Pledged	Certificate No. (if uncertificated please indicate so)

(b) Other Equity Interests

Schedule 5(a)

Schedule 5(b)

Organizational Chart

Schedule 5(b)

Schedule 6

Instruments and Chattel Paper

1.	Promissory Notes:

Borrower	Holder	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

1.	Intercompany Notes:

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

Schedule 6

Schedule 7(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS

OTHER COPYRIGHTS

Schedule 7(a)

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:

Applications:

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

Schedule 7(a)

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:

Schedule 7(a)

Schedule 7(b)

Schedule 7(b)

Schedule 8

Commercial Tort Claims

Schedule 8

Schedule 9

Deposit Accounts and Securities Accounts

Entity	Bank	Account	Account Type

Schedule 9

Schedule 10

Letter of Credit Rights

Schedule 10

Schedule 11

Motor Vehicles

Schedule 11

Schedule 12

Other Assets

Schedule 12